                                                                    EXHIBIT 10.4


                                                                    CONFIDENTIAL


                 SOFTWARE AND RECIPROCAL DATA LICENSE AGREEMENT

     AGREEMENT, dated as of June 1, 1995, by and between REUTERS LIMITED, an English company with its principal offices at 85 Fleet Street, London EC4P 4AJ England ("Reuters"), and MULTEX SYSTEMS, INC., a Delaware corporation with its principal offices at 2 Journal Square Plaza, 4th Floor, Jersey City, New Jersey 07306 ("Multex").

                              W I T N E S S E T H:

     WHEREAS, Multex has developed the Multex Technology, a software product that, among other things, is capable of displaying Final Product produced from Research supplied by Financial Institutions and displaying Final Product on Subscriber Keystations;

     WHEREAS, Multex is currently engaged in the business of collecting Research from Financial Institutions, processing the same and distributing Multex Final Product to Multex Subscribers;

     WHEREAS, the Reuter Group, among other things, supplies data to participants in the global capital markets;

     WHEREAS, the Reuter Group proposes to engage in the business of collecting Research from Financial Institutions, processing and reformatting the same and distributing Reuter Final Product to Reuter Subscribers;

     WHEREAS, Multex is willing to license the Multex Technology to Reuters, on behalf of the Reuter Group, and to undertake the development and support obligations with respect to the Multex Technology hereinafter described, and Reuters, on behalf of the Reuter Group, is willing to accept such licensee, all on the terms and subject to the conditions hereinafter set forth;

     WHEREAS, Multex is willing to license the Multex Final Product to Reuters, on behalf of the Reuter Group, and Reuters, on behalf of the Reuter Group, is willing to accept such license, all on the terms and subject to the conditions hereinafter set forth;

     WHEREAS, Reuters, on behalf of the Reuters Group, is willing to license the Reuter Final Product to Multex, and Multex is willing to accept such license, all on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and warranties contained herein, the parties hereto agree as follows:


                                   Article I

                                  DEFINITIONS

     1.1 Definitions. (a) As used in this Agreement, the following terms have the following respective meanings:

     "Affiliate" means, with respect to any given Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

     "Authorized Distributor" means any Person identified on Schedule 1.1 that is authorized to distribute Multex Technology or Multex Final Product by a member of the Reuter Group.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of London or New York City are authorized or obligated by law, regulation or executive order to be closed.

     "Commencement Date" means the date of this Agreement set forth above.

     "Contract Month" means one of a series of consecutive months during the Term, each of which corresponds to a calendar month; provided, that the first Contract Month shall commence on the Commencement Date and end on the last day of the calendar month next succeeding the calendar month in which the Commencement Date falls, and the last Contract Month shall end upon expiration of the Term.

     "Control" over a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other equity interest, representation on its board of directors or body performing similar functions, by contract or otherwise. The terms "Controlling" and "Controlled" have corollary meanings.

     "Final Product" means Multex Final Product, Reuter Final Product or both, as applicable.

     "Financial Institution" means any financial institution, broker, dealer, bank, investment bank, financial investment adviser or similar investment industry professional.

     "Governmental Body" means any supranational body or organization, country or government (federal, state, local or foreign), any governmental or regulatory body thereof, any political subdivision thereof, any agency, instrumentality or authority thereof, any self-regulatory organization the rules and regulations of which are enforceable by law (including any such securities futures or commodity exchange), or any court of competent jurisdiction.

     "Intellectual Property Right" means any patent, copyright, trademark, service mark (and any application or registration respecting the foregoing), trade secret, know-how and other intellectual property right of any type.

     "Keystation" means a video-display terminal or other similar device that is capable of displaying data, whether such device is an "interactive" display or a "slave" display, and regardless of whether it is used, under common ownership or control, linked or "networked" with other similar devices.

     "Multex Final Product" means all data formatted and displayed with the Multex Technology and based upon Multex Research.

     "Multex Final Product Keystation" means a Keystation that Reuters has authorized to display Multex Final Product.

     "Multex Group" means, collectively, Multex and each of its Affiliates.

     "Multex Property" means the Intellectual Property Rights and other proprietary and property rights in or embodied in the Multex Technology, the Multex Research and the Multex Final Product.

     "Multex Research" means Research supplied by a Financial Institution pursuant to a Research Agreement with a member of the Multex Group.

     "Multex Subscriber" means (x) any Person that on or after the date hereof subscribes to and obtains any Reuter Final Product from Multex or (y) any Person with whom a member of the Multex Group is engaged in discussions with the intent that such Person become a Multex Subscriber within the meaning of clause (x).

     "Multex Technology" means the technology heretofore marketed by Multex under the trade name MULTEX PUBLISHER(TM), together with any modifications, upgrades or enhancements required to be made thereto by Multex pursuant to the terms hereof.

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

     "Multex Technology Keystation" means a Keystation that Reuters has authorized to use the Multex Technology.

     "Payment Date" means each March 31, June 30, September 30 and December 31 following the Commencement Date.

     "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, or other entity.

     "Potential Subscriber" means a Person described in clause (y) of the definition of Multex Subscriber or a Person described in clause (y) of the definition of Reuter Subscriber, as applicable.

     "Research" means data primarily in narrative form of the type commonly found in Financial Institutions' "research reports" and containing an analysis of the general affairs, business, prospects, management, financial position, stockholders' equity or results of operations of an issuer of securities.

     "Research Agreement" means any written agreement between a Financial Institution and either (x) a member of the Multex Group or (y) a member of the Reuter Group, as applicable, pursuant to which, among other things, the Financial Institution agrees to supply Research for purposes of producing Final Product.

     "Reuter Final Product" means all data formatted and displayed with the Multex Technology and based upon Reuter Research.

     "Reuter Final Product Keystation" means a Keystation that a member of the Multex Group has authorized to display Reuter Final Product.

     "Reuter Group" means, collectively, Reuters and all existing and future subsidiaries of Reuters Holdings PLC.

     "Reuter Network" means any network, system or method (whether broadcast, electronic, digital or other) operated or used by the Reuter Group at any time for the distribution of Reuter products and services to Reuter Subscribers.

     "Reuter Property" means the Intellectual Property Rights and other proprietary and property rights in or embodied in (w) the Reuter Research, (x) the Reuter Final Product, (y) any Upgrade identified under Part B of Exhibit 2.4 and (z) any product, feature, package or service (including computer software, "user interfaces" and other components).

             (i) relating to access to, retrieval of information from, or the operation of, the Reuter Network,

             (ii) relating to the use, generation, display, modification, processing or manipulation of any data supplied or obtained over the Reuter Network (except for any such computer software developed by Multex or by any Person other than a member of the Reuter Group on behalf of Multex),

             (iii) developed by and for, or on behalf of, the Reuter Group (except for any such computer software developed by Multex or by any Person other than a member of the Reuter Group on behalf of Multex) and used in generating, displaying, modifying, processing or manipulating the Final Product and

             (iv) relating to compilations of data by the Reuter Group.

     "Reuter Research" means Research supplied by a Financial Institution pursuant to a Research Agreement with a member of the Reuter Group.

     "Reuter Subscriber" means (x) any Person that on or after the date hereof
(1) subscribes to and obtains any Multex Technology or Multex Final Product from a member of the Reuter Group or (5) subscribes to and obtains any Multex Technology or Multex Final Product from any Authorized Distributor or (y) any Person with whom a member of the Reuter Group or any Authorized Distributor is engaged in discussions with the intent that such Person become a Reuter Subscriber within the meaning of clause (x).

     "Subscriber" means either or both of a Multex Subscriber and a Reuter Subscriber.

     "Subscriber Agreement" means any written agreement between, as applicable,
(x) Multex and a Multex Subscriber, pursuant to which, among other things, such Subscriber is permitted to use Reuter Final Product or (y) a member of the Reuter Group (or a licensee thereof) and a Reuter Subscriber, pursuant to which, among other things, such Subscriber is permitted to use the Multex Technology or Multex Final Product.

     "Third Party Technology" means any component of the Multex Technology with respect to which Multex does not own all Intellectual Property Rights and other proprietary and property rights (including all computer software forming part of the Multex Technology that is licensed from Adobe Systems Incorporated or Fulcrum Technologies Inc.).

     "Time and Materials Expenses" in relation to a given project means (x) the documented portion of a Multex employee's time allocated to a given project, times [Confidential Portion Omitted] per hour in the case of a programmer, [Confidential Portion Omitted] per hour in the case of a programming supervisor having responsibility for no more than 4 programmers and [Confidential Portion Omitted] per hour in the case of a programming manager having departmental responsibility (each of which hourly rates will increase by [Confidential Portion Omitted] on June 1, 1996 and on each anniversary thereof during the
Term) and (y) Multex's
documented out-of-pocket expenses reasonably incurred for materials consumed in connection with Multex's work on such project and for any related travel and lodging.

     (b) Each of the following terms is defined in the Section indicated:

               Audited Party              5.3
               Auditing Party             5.3
               Assertion                  9.2
               Claims Notice              9.2
               Confidential
                Information               6.4
               Damages                    9.1
               Disclosing Party           6.4
               Escrow Agent               4.9
               Indemnitee                 9.2
               Indemnitor                 9.2
               Multex Permits             7.2
               Multex Technology
                Source Code               4.9
               Other Party                8.2
               Permissioning Upgrade      2.4
               Receiving Party            6.4
               Reuter Permits             7.1
               Substantial Enhancement    2.6
               Term                       8.1
               Terminating Party          8.2
               Termination Date           8.1
               Third Party Licensor       6.2
               Upgrade                    2.4


     1.2 Rules of Construction. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended or supplemented and not to any particular subdivision contained in this Agreement. The word "including" when used herein is not intended to be exclusive, or to limit the generality of the preceding words, and means "including, without limitation". References herein to "dollars" and "$" are to United States dollars. References herein to an Article, Section, subsection, clause, Exhibit or Schedule shall refer to the appropriate Article, Section, subsection, clause, Exhibit or Schedule in or to this Agreement. All references herein to times of the day are to the times of the day in New York City.

                                  Article II
                             THE MULTEX TECHNOLOGY

     2.1  Multex Technology License.

          (a) Multex hereby grants to Reuters on behalf of the Reuter Group, and Reuters on behalf of the Reuter Group hereby accepts from Multex,

               (i) the worldwide, non-exclusive, fully paid-up and perpetual right (subject to payment in accordance with Section 5.1 (a)) to use and reproduce the Multex Technology, and

               (ii) the worldwide, non-exclusive, fully paid-up right (subject to payment in accordance with Section 5.1 (a)) during the Term to market and distribute the Multex Technology and to grant to Reuter Subscribers worldwide, non-exclusive, nontransferable (subject to subsection (c)) and perpetual rights (or, in Reuters discretion, less extensive rights; in either case subject to payment in accordance with
          Section 5.1 (a)) to use the Multex Technology.

          (b) Subject to the terms of this Agreement, the Reuter Group may, without further liability to Multex, use, reproduce, market or distribute the Multex Technology to provide (or in connection with providing) any Reuter Subscriber with any data or technology of any kind (except for technology that is incompatible with the Multex Technology), for any use and from any source whatsoever, all in accordance with applicable law, and as determined in the sole discretion of the Reuter Group (it being understood that if such Reuter Subscriber shall be permitted to use the Multex Technology in accordance herewith after expiration of the Term, the provisions of this subsection shall continue to apply).

          (c) Any right granted during the Term to a Reuter Subscriber pursuant to subsection (a)(ii) may, at the Reuter Group's option, (x) inure to the benefit of such Reuter Subscriber and any successor of, and any assignee of a material portion of the business of, such Reuter Subscriber (each of which successors and assigns shall be deemed to be a Reuter Subscriber and shall execute a Subscriber Agreement) and (y) be renewed after the Term.
that:

     2.2  Certain Representations and Warranties.

          (a) Multex represents and warrants that:

               (i) it is not subject to any contractual or other obligation or restriction, that prohibits or would prohibit, or impairs or would impair, its grant of licenses and rights hereunder upon the terms and conditions provided herein;

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

               (ii) it has all rights, titles, licenses, permissions and approvals necessary to grant the licenses and rights it grants hereunder upon the terms and conditions provided herein (including all necessary rights, titles, licenses, permissions and approvals in respect of the Third Party Technology);

               (iii) the Multex Technology, the use, reproduction, marketing and distribution thereof by the Reuter Group upon the terms and conditions provided herein and the use thereof by Reuter Subscribers upon the terms and conditions provided herein does not in any manner contravene, breach or constitute an unauthorized use or misappropriation of any Intellectual Property Right or any other property or proprietary right of any Person (including the owners of all such rights in the Third Party Technology);

               (iv) the licenses and rights granted by it hereunder are free and clear of any liens, claims or encumbrances whatsoever, however and whenever arising, that would, in the aggregate, have a material adverse effect on the ability of the Reuter Group and the Reuter Subscribers fully to use such licenses and rights in accordance with the terms hereof;

               (v) the Multex Technology has been and will have been developed in a professional manner and properly displays Final Product; and

               (vi) Multex is not aware that the Multex Technology contains any "computer virus" or "Trojan horse," and has taken and will take commercially reasonable steps in the development of the Multex Technology to ensure that no such "computer virus" or "Trojan horse" is otherwise contained in the Multex Technology.

          (b) Without prejudice to any of the rights or remedies of Reuters hereunder, Multex covenants and agrees that it will take such action as is necessary to cause its representations and warranties set forth in this Section to be true and correct throughout the Term, and thereafter until such further time as Reuters royalty-payment obligation under Section 5. I (a) shall have ceased, as if made continuously throughout the Term and until such further time.

          (c) This Section shall survive the termination of this Agreement for any reason until such time as Reuters royalty-payment obligation under Section 5.l(a) shall have ceased.

     2.3 Reuters to Receive Benefit of Upgrades, Discharge of Liens. Multex covenants and agrees that:

          (a) subject to Section 2.6, Multex will upgrade and enhance the computer software delivered to Reuters hereunder so that, unless directed otherwise by Reuters in a specific case, the Multex Technology is at all times at least as useful, upgraded and enhanced as the most useful, upgraded and enhanced Financial Institution research technology supplied by Multex to any Person (provided that the foregoing will not apply to any enhancement made for the sole benefit of a third party who funded the development expenses related thereto, as long as Multex offered Reuters the opportunity to participate in such development on the same terms as were offered to such third party, and Reuters rejected such offer), and

          (b) if Multex shall become aware of the existence of any liens, claims or encumbrances with respect to the Multex Technology or Multex Final Product that shall arise at any time, and any such liens, claims or encumbrances would, in the aggregate, have a material adverse effect on the ability of the Reuter Group or the Reuter Subscribers fully to use the Multex Technology or the Multex Final Product in accordance with the terms hereof, Multex will cause such liens, claims or encumbrances to be removed, discharged or terminated as promptly as possible, or will as promptly as possible post a bond or other security such that no such lien, claim or encumbrance will affect such ability of the Reuter Group or the Reuter Subscribers.

          Subsection (b) shall survive the termination of this Agreement for any reason until such time as Reuters royalty-payment obligation under Section 5.1(a) shall have ceased.

     2.4  Required Multex Technology Upgrades.

          (a) From time to time during the Term, Reuters may elect that Multex upgrade, modify and enhance the Multex Technology theretofore delivered to Reuters so that it has each of the capabilities described on Exhibit 2.4 (each separately numbered upgrade, modification or enhancement described on Exhibit 2.4, under Part A or Part B, being referred to as an "Upgrade"). Reuters shall give Multex written notice of each such election specifying the relevant Upgrade whereupon Multex will use commercially reasonable efforts to ensure that such Upgrade is delivered to Reuters as soon as practicable and that it functions to the specifications agreed to by the parties. It is understood that, except as provided in subsection (c), Reuters is under no obligation to make any election pursuant to this Section. From time to time during the Term, the parties may by mutual agreement add additional Upgrades to Schedule 2.4 in accordance with
Section 10.6.

          (b) Reuters will reimburse Multex in accordance with Section 6.8 for its Time and Materials Expenses incurred in connection with each Upgrade identified on Exhibit 2.4, provided that

               (x) with respect to any such Upgrade identified under Part A of
          Exhibit 2.4 Reuters may, in accordance with Section 5.2(c), but subject to Section 6.8(e), off-set all related expenses reimbursed to Multex under this subsection (b) against future royalty payments owing from Reuters to Multex pursuant to Section 5.1 (a) or (b); and

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

               (y) if Multex subsequently incorporates any such Upgrade identified under Part B of Exhibit 2.4 into a product or service that Multex provides to a Person other than a member of the Reuter Group, Multex will give Reuters notice thereof, and in any event Reuters may, in accordance with Section 5.2(c), but subject to Section 6.8(e), off-set all related expenses reimbursed to Multex under this subsection
          (b) against future royalty payments owing from Reuters to Multex pursuant to Section 5.1 (a) or (b).

          (c) Reuters hereby elects Upgrade No. 1 identified under Part A of
Exhibit 2.4 (the "Permissioning Upgrade"). Multex will use commercially reasonable efforts to ensure that the Permissioning Upgrade functions to Reuters specifications and has been delivered to Reuters as soon as practicable.

     2.5  Error Correction.

          (a) Multex will use commercially reasonable efforts to correct errors occurring in the Multex Technology for the benefit of Reuters and the Reuter Subscribers, provided that with respect to any Third Party Technology, if Multex does not have the right to correct errors in the same, Multex will promptly notify the relevant licenser and use commercially reasonable efforts to procure that such error is corrected as promptly as possible in accordance with the relevant licensing agreement.

          (b) To the extent that any Multex Technology is replaced with upgraded or enhanced Multex Technology, Multex will continue to correct errors in the replaced Multex Technology in accordance with this Section for so long as such replaced Multex Technology is being used by any Reuter Subscriber.

          (c) Multex will not be responsible for (but will at the expense and reasonable request of Reuters cooperate with Reuters in remedying) (i) any error in the Reuter Network, in a Reuter Subscriber's network or in the operating or telecommunications environment of Reuters or any Reuter Subscriber, (ii) any error in any software other than the Multex Technology, (iii) any error caused by the use of any faulty or defective equipment, or any equipment, platform, system or configuration that is incompatible with the Multex Technology (it being agreed that Multex will fully cooperate with Reuters in determining whether any equipment, platform, system or configuration is or would be incompatible therewith), (iv) any error arising out of any use of the Multex Technology not in accordance with the terms hereof, (v) any error in the Multex Technology caused by the use of faulty, defective or incompatible third-party software (other than Third Party Technology) or (vi) any error caused by the misconduct of any third party than Multex personnel).

          (d) If Reuters at any time discovers an error in the Multex Technology, Reuters may give Multex a written report thereof. Each such error report will include a description of the relevant error and of the operating environment (hardware or software) in which the Multex Technology was running when such error was discovered, and, if practicable, a test case which demonstrates the error.

          (e) If Multex cannot reproduce a reported error in its own operating environment, Multex will send a member of its support staff to observe the error in the Reuter (or Reuter Subscriber) operating environment, and the parties will evenly share any related travel expenses and Time and Materials Expenses (provided that if the parties subsequently agree that Multex was not responsible for the reported error in accordance with subsection (c), Reuters shall be solely responsible for such expenses).

          (f) Subject to subsections (a) and (c), Multex will use reasonable commercial efforts to correct each reported error as soon as practicable, giving due regard to the seriousness of such error (and in any event no later than the next generally available release of the Multex Technology), provided that if Reuters informs Multex that correction of such error is critical to the use or operation of the Technology, or if such error involves substantial loss of the ability to process or display Final Product, or continuous and repeated failure of the Multex Technology, Multex will use best efforts to correct such error as promptly as practicable. Multex will respond to each error report within 7 days (or 5 days, in the case of any error referred to in the preceding proviso), either correcting such error or providing a plan for correcting the same together with an estimated time frame for correction.

          (g) Except as otherwise provided in subsections (c) and (e), Multex will be solely responsible for any costs and expenses incurred by it under this Section (it being understood that the parties will equitably apportion the expenses relating to any error that involves a combination of one or more factors specified in subsection (c) and one or more factors outside the scope of subsection (c)).

          (h) This Section shall survive the termination of this Agreement for any reason until such time as Reuters royalty-payment obligation under Section
5.1 (a) shall have ceased.

     2.6  Substantial Enhancements.

          (a) In the event that Multex produces any upgrade or enhancement to the Multex Technology identified on Exhibit 2.6 (each, a "Substantial Enhancement") and would be required to provide such Substantial Enhancement to Reuters in accordance with Section 2.3(a), Multex shall specifically notify Reuters thereof prior to providing the same to Reuters, and will at a reasonable time and place designated by Reuters demonstrate the operation of such Substantial Enhancement to Reuters. Within 90 days of such demonstration, Reuters will, by notice to Multex, accept or reject such Substantial Enhancement in accordance with the provisions of this Section.

          (b) If Reuters accepts any such Substantial Enhancement:

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

               (i) Multex will thereupon deliver such Substantial Enhancement to Reuters and, except to the extent provided in clause (ii), such Substantial Enhancement will thereupon be deemed incorporated into the Multex Technology; and

               (ii) commencing with the 25th Contract Month after the Reuter Group first makes Multex Technology Keystations available to Reuter Subscribers generally (otherwise than in connection with Beta testing). Multex may charge Reuters a per-Keystation premium over and above the royalties payable under Section 5.1(a) in respect of each Multex Technology Keystation that Reuters authorizes to use the Multex Technology, as upgraded with such Substantial Enhancement; provided that no such premium shall be payable in respect of any Multex Technology Keystation that is not authorized by Reuters to use the Multex Technology as so upgraded.

          (c) If Reuters rejects any such Substantial Enhancement:

               (i) subject to clause (ii), Multex will be under no obligation to deliver such Substantial Enhancement to Reuters and such Substantial Enhancement will not, unless and until later accepted by Reuters, be deemed incorporated into the Multex Technology;

               (ii) Reuters may, by notice to Multex given at any time during the Term, thereafter accept such Substantial Enhancement, whereupon the provisions of subsection (b) will apply; and

               (iii) Multex will not license or otherwise permit any other Person to use such Substantial Enhancement on a basis that would prevent Multex from subsequently complying with clause (ii) and subsection (b) with respect to such Substantial Enhancement, unless (x) prior to granting any exclusive right in respect of such Substantial Enhancement to a third party, Multex notifies Reuters of its intention to do so, (y) Multex again offers the Substantial Enhancement to Reuters and (z) Reuters once again rejects such Substantial Enhancement (it being understood that Reuters failure to respond within 20 days of such notification will be deemed a rejection of such offer).

     2.7 Return of Software. As soon as practicable after such time as Reuters royalty-payment obligation under Section 5.1 (a) shall have ceased, Reuters will, at Multex's request, either destroy or return to Multex all copies of the Multex Technology software in Reuters possession or under its control, and provide Multex with a certificate to that effect signed by an authorized employee.

                                  Article III
                               THE FINAL PRODUCT

     3.1 Multex Final Product License. Multex hereby grants to Reuters on behalf of the Reuter Group, and Reuters on behalf of the Reuter Group hereby accepts from Multex, the worldwide, non-exclusive, fully paid-up and perpetual right (subject to Section 3.3 and to payment in accordance with Section 5.1
(b)):

          (a) to use the Multex Final Product produced prior to or during the Term and to market and distribute such Multex Final Product to Reuter Subscribers, and

          (b) to use the Multex Final Product produced after expiration of the Term and to market and distribute such Multex Final Product to (x) Reuter Subscribers that received Multex Final Product at any time during the Term and
(y) any successor of, and any assignee of a material portion of the business of, any such Reuter Subscriber (each of which successors and assigns shall be deemed to be a Reuter Subscriber).

     3.2 Reuter Final Product License. Reuters on behalf of the Reuter Group hereby grants to Multex, and Multex hereby accepts from Reuters on behalf of the Reuter Group, the worldwide, non-exclusive, fully paid-up and perpetual right (subject to Section 3.3 and to payment in accordance with Section 5.1 (c)):

          (a) to use the Reuter Final Product produced during the Term and to market and distribute such Reuter Final Product to Multex Subscribers, and

          (b) to use the Reuter Final Product produced after expiration of the Term and to market and distribute such Reuter Final Product to (x) Multex Subscribers that received Reuter Final Product at any time during the Term and
(y) any successor of, and any assignee of a material portion of the business of, any such Multex Subscriber (each of which successors and assigns shall be deemed to be a Multex Subscriber).

     3.3 Restrictions on Distribution of Final Product Imposed by Financial Institutions.
          (a) It is understood that each Research Agreement may set forth certain agreements regarding the Persons to whom Final Product produced thereunder may be distributed or may not be distributed and other applicable limitations, and that neither party will be under an obligation to supply the other party with Final Product from a given Financial Institution to the extent that such Financial Institution fails or refuses to supply the same.

          (b) Subject to the next sentence, it is the obligation of each party to ensure that all Final Product produced under a Research Agreement to which it is a party is properly coded so that it may only be distributed to authorized Persons, and each party agrees to abide by the distribution restrictions applicable to Final Product as reflected in such coding. The obligation and agreement of Reuters under this Section will obtain only to the extent that the Multex Technology permits Reuters to entitle particular Persons to receive particular Final Product, and prevents properly coded Final Product from being distributed to Persons not authorized to receive such Final Product under the applicable Research Agreement.

          (c) This Section shall survive the termination of this Agreement for any reason.

     3.4 No Third-Party Distribution of Final Product. Multex will not provide any Reuter Final Product to any Multex Subscriber for purposes of the redistribution thereof by such Multex Subscriber to Persons who are not Affiliated with such Multex Subscriber, and will include such a restriction in the relevant Subscriber Agreements. Reuters will not provide any Multex Final Product to any Reuter Subscriber for purposes of the redistribution thereof by such Reuter Subscriber to Persons who are not Affiliated with such Reuter Subscriber, and will include such a restriction in the relevant Subscriber Agreements (it being understood that Reuters may provide Multex Final Product to Authorized Distributors for redistribution). This Section shall survive the termination of this Agreement for any reason.

     3.5 No Additional Royalty Obligation. Multex represents to Reuters that there are no royalties in respect of any Multex Final Product (or the underlying Research) payable by Reuters or any Reuter Subscriber to any Financial Institution supplying such Multex Final Product (or the underlying Research), to any other third party, or, except as provided in Section 5.1 (b), to Multex. Reuters represents to Multex that there are no royalties in respect of any Reuter Final Product (or the underlying Research) payable by Multex or any Multex Subscriber to any Financial Institution supplying such Reuter Final Product (or the underlying Research), to any other third party, or, except as provided in Section 5.1(c), to Reuters.

                                   Article IV
                 CERTAIN ADDITIONAL AGREEMENTS WITH RESPECT TO
                  THE MULTEX TECHNOLOGY AND THE FINAL PRODUCT

     4.1  Title and Related Matters.

          (a) The parties acknowledge and agree that, as between the Reuter Group and Multex, Multex shall retain ownership of all Multex Property and the Reuter Group shall retain ownership of all Reuter Property. Neither Reuters nor Multex will take any action with respect to the Multex Property or Reuter Property, respectively, inconsistent with the foregoing acknowledgement.

          (b) All Intellectual Property rights or other proprietary rights that may arise in Reuters by operation of law after the date hereof in any part of the Multex Property are hereby transferred by Reuters to Multex. If such transfer would at any time be considered invalid or ineffective, Reuters shall be deemed with effect from the date on which the relevant right arose to have granted to Multex a perpetual, royalty-free and exclusive license to use such right in any manner Multex sees fit, and Reuters will, at the request of Multex, promptly do all reasonable acts and things necessary to achieve the transfer of such right to Multex (provided that Reuters reimburses Multex for all of its third-party expenses thereby incurred, including attorney's fees).

          (c) All Intellectual Property rights or other proprietary rights that may arise in Multex by operation of law after the date hereof in any part of the Reuter Property are hereby transferred by Multex to Reuters on behalf of the Reuter Group. If such transfer would at any time be considered invalid or ineffective, Multex shall be deemed with effect from the date on which the relevant right arose to have granted to Reuters on behalf of the Reuters Group a perpetual, royalty-free and exclusive license to use such right in any manner Reuters sees fit, and Multex will, at the request of Reuters, promptly do all reasonable acts and things necessary to achieve the transfer of such right to Reuters on behalf of the Reuter Group (provided that Reuters reimburses Multex for all of its third-party expenses thereby incurred, including attorney's fees).

          (d) Unless otherwise agreed in writing by the parties in a specific case, any computer software or "user interface" developed by or on behalf of the Reuter Group for purposes of enabling Reuter Subscribers to access and use the Multex Technology or Final Product over the Reuter Network does not constitute a modification or enhancement to (or derivative work based upon) the Multex Technology or the Final Product, and shall for all purposes hereunder be deemed to be Reuter Property.

          (e) This section shall survive the termination of this Agreement for any reason.

     4.2  Attribution.

          (a) To the extent consistent with Section 4.1, Reuters will not remove any copyright notice of Multex, Adobe Systems Incorporated or Fulcrum Technologies Inc. appearing in the display of Multex Technology.

          (b) It is understood that Reuters will not be required to use Multex's name in the name of the package of products and services offered to Reuter Subscribers using the Multex Technology.

     4.3 Pricing. The price charged to Reuter Subscribers for any Multex Technology or Final Product, if any, shall be determined by Reuters in its sole discretion. The price charged to Multex Subscribers for any Multex Technology or Final Product, if any, shall be determined by Multex in its sole discretion.

     4.4 Subscriber Agreements. Each party agrees that each of its respective Subscribers will have entered into a Subscriber Agreement that, in substance, complies with the requirements of Section 3.4, and except with respect to liability for gross negligence or willful misconduct, or any other liability (such as liability for death or personal injury) that under the laws of the relevant jurisdiction cannot be excluded, (x) provides that the other party hereto will have no liability for loss and damage in connection with the provision or failure to provide the Multex Technology or Final Product and (y) includes a waiver by the Subscriber of all indirect, consequential and special losses and damages. This Section shall survive the termination of this Agreement for any reason.

     4.5 Research Agreements. Each party agrees that each Financial Institution supplying it with Research for purposes of producing Final Product licensed hereunder or supplying it with Final Product licensed hereunder will have entered into a Research Agreement that enables such party to grant the rights and licenses it grants hereunder with respect to such Research or Final Product. In addition, each such Research Agreement will, in substance, except as otherwise agreed between the parties in a specific case and except with respect to liability for gross negligence or willful misconduct, or any other liability (such as liability for death or personal injury) that under the laws of the relevant jurisdiction cannot be excluded, (x) provide that the other party hereto will have no liability for loss and damage in connection with the provision or failure to provide the Multex Technology or Final Product, (y) provide that the other party will have no liability for providing any Final Product to any Person not authorized to receive the same or for failing to provide any Final Product to any Person authorized to receive the same and (z) include a waiver by the Financial Institution of all indirect, consequential and special losses and damages. This Section shall survive the termination of this Agreement for any reason.

     4.6 Certain Limitations on Input. Neither party will include in the Final Product supplied hereunder or otherwise input to the Reuter Network or Multex's network any of the following: (a) administrative (i.e., bulletin board) messages; (b) defamatory or obscene material; (c) (except as approved in advance in writing by Reuters) advertising material; (d) information the dissemination of which is contrary to the law of any governmental body, stock or commodity exchange rules or regulations, banking regulations or any other applicable regulations or market conventions; (e) information inconsistent with the standards maintained for the Reuter Network or any Reuter service (including any "computer virus," "Trojan horse" or "bug"), which inconsistency Multex shall not have remedied within a reasonable period of time after receipt of notice of such inconsistency from Reuters; (f) information the dissemination of which would breach an Intellectual Property Right or other proprietary right of any third party; or (g) information that Reuters has specifically advised Multex not to input to the Reuter Network. This Section shall survive the termination of this Agreement for any reason until such time as the royalty-payment obligations hereunder shall have ceased.

     4.7 No Obligation to Market or Produce Final Product or to Market Multex Technology. Nothing herein shall obligate either party to produce or market Final Product or to enter into agreements with Financial Institutions relating to the production of Final Product, and nothing herein shall obligate either party to market the Multex Technology.

     4.8  Escrow Arrangements.

          (a) Multex covenants and agrees that as promptly as practicable following execution and delivery hereof, it will deposit a copy of the Multex Technology Source Code in escrow with Data Securities International, Inc. (the "Escrow Agent") pursuant to an escrow agreement among Multex, Reuters and the Escrow Agent. Reuters will be responsible for the expenses of the Escrow Agent.

     "Multex Technology Source Code" means the source code of the Multex Technology (including each modification, upgrade or enhancement required to be made thereto pursuant to the terms hereof), together with, to the extent in existence, (x) any pertinent commentary or explanation that may be necessary to render such source code understandable and usable by a trained computer-programming expert, (y) such system documentation, statements of principles of operation and schematics as are necessary or useful for the effective understanding of such source code and (z) all devices, programming or documentation (including compilers, workbenches, tools and higher-level or proprietary languages) employed by Multex for the development, maintenance and implementation of such source code.

          (b) Multex agrees promptly to make subsequent deposits with the Escrow Agent so that the Multex Technology Source Code held in escrow by the Escrow Agent for the benefit of Reuters will at all times be the most current and up-to-date version thereof relating to the Multex Technology required to be delivered to Reuters hereunder.

          (c) In the event that (x) Reuters has the right to terminate this Agreement pursuant to Section 8.2(a)(iv) (whether or not Reuters exercises such right) or, after the Term, Reuters would have had the right to terminate this Agreement if the event giving rise to such right had occurred during the Term,
(y) Multex ceases to carry on business (except in connection with a merger, business combination or disposition of assets with, to or in favor of a Person who agrees in writing to be bound by Multex's obligations hereunder) or (z) while in bankruptcy, liquidation, reorganization, winding-up, administration, trusteeship, receivership or similar proceedings, Multex (or any trustee on behalf of Multex) rejects any license of the Multex Technology granted hereunder, and (in any case of (x), (y) or (z)) Reuters thereafter elects to retain its rights hereunder, Reuters shall have the right to acquire a copy of the Multex Technology Source Code for purposes of continuing the use and enjoyment of the Multex Technology in accordance with the rights and licenses granted under this Agreement.

          (d) Multex will instruct the Escrow Agent (x) to deliver Reuters a certificate stating that Reuters is entitled to receive the Multex Technology Source Code in accordance with the terms of the above-referenced Escrow Agreement and (y) from time to time upon Reuters request, to deliver to Reuters a certificate confirming the Escrow Agent's receipt of the Multex Technology Source Code and any subsequent deposits required hereunder relating thereto.

          (e) This Section shall survive the termination of this Agreement for any reason until such time as Reuters royalty-payment obligation under Section 5.1(a) shall have ceased.

     4.9 No Reverse Engineering; Etc. REUTERS Will NOT WITHOUT THE EXPRESS WRITTEN PERMISSION OF MULTEX (I) MAKE ANY ALTERATION, CHANGE OR MODIFICATION TO THE MULTEX TECHNOLOGY OR (II) RECOMPILE, DECOMPILE, DISASSEMBLE OR REVERSE ENGINEER THE MULTEX TECHNOLOGY. The foregoing shall not apply to any use by Reuters of any Third Party Technology licensed by the Reuter Group from any Person other than Multex. Reuters will include in its Subscriber Agreements a prohibition against modifying, decompiling or reverse engineering the software provided to Reuter Subscribers.

     4.10 Disclaimer. THE REPRESENTATIONS AND WARRANTIES EXPRESSED IN THIS AGREEMENT (IF ANY) ARE THE ONLY REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE BY (I) MULTEX WITH RESPECT TO THE MULTEX TECHNOLOGY, ANY MULTEX FINAL PRODUCT OR ANY SUPPORT SERVICES PROVIDED HEREUNDER AND (II) REUTERS WITH RESPECT TO ANY REUTER FINAL PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE MULTEX TECHNOLOGY, MULTEX FINAL PRODUCT OR REUTER FINAL PRODUCT, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING SPECIFICALLY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED.

                                   Article V
                         ROYALTIES AND RELATED MATTERS

     5.1  Royalties.

          (a) Multex Technology Royalty. In full consideration of the rights and licenses granted by Multex under Article II, Reuters agrees to pay Multex, in accordance with Section 5.2:

               (i) for each Contract Month during the Term, a royalty of [Confidential Portion Omitted] per Contract Month in respect of each Multex Technology Keystation authorized by Reuters to operate at any time during such Contract Month, and

               (ii) for each calendar month after expiration of the Term (without duplication of any amount paid under clause (i) in respect of a single Keystation in an overlapping Contract Month), a royalty of [Confidential Portion Omitted] per calendar month in respect of each Multex Technology Keystation authorized by Reuters to operate at any time during such calendar month (or, in lieu thereof, the amount agreed upon pursuant to Section 5.5).

          (b) Multex Final Product Royalty. In full consideration of the rights and licenses granted by Multex under Article III, Reuters agrees to pay Multex, in accordance with Section 5.2:

               (i) for each Contract Month during the Term, a royalty of [Confidential Portion Omitted] per Contract Month in respect of each Multex Final Product Keystation authorized by Reuters to operate at any time during such Contract Month, and

               (ii) for each calendar month after expiration of the Term (without duplication of any amount paid under clause (i) in respect of a single Keystation in an overlapping Contract Month), a royalty of [Confidential Portion Omitted] per calendar month in respect of each Multex Final Product Keystation authorized by Reuters (x) to operate at any time during such calendar month and (y) to display Multex Final Product supplied by Multex after expiration of the Term (or, in lieu thereof, the amount agreed upon pursuant to Section 5.5).

          (c) Reuter Final Product Royalty. In full consideration of the rights and licenses granted by Reuters under Article III, Multex agrees to pay Reuters, in accordance with Section 5.2:

               (i) for each Contract Month during the Term, a royalty of [Confidential Portion Omitted] per Contract Month in respect of each Reuter Final Product Keystation authorized by Multex to operate at any time during such Contract Month, and

               (ii) for each calendar month after expiration of the Term (without duplication of any amount paid under clause (i) in respect of a single Keystation in an overlapping Contract Month), a royalty of [Confidential Portion Omitted] per calendar month in respect of each Reuter Final Product Keystation authorized by Multex (x) to operate at any time during such calendar month and (y) to display Reuter Final Product supplied by Reuters after expiration of the Term (or, in lieu thereof, the amount agreed upon pursuant to Section 5.5).

          (d) Potential Subscribers. Notwithstanding subsections (a), (b) and
(c), so long as Final Product or Multex Technology is provided to a Potential Subscriber for 30 days or less at no charge, no Keystation used in providing the same shall be included in the number of Keystations subject to the royalties set forth in this Section.

          (e) Open System Environment. Notwithstanding anything to the contrary contained herein, for purposes of determining the number of Keystations authorized to operate in accordance with subsections (a), (b) or (c) in any case in which a Subscriber is charged for the Multex Technology or Final Product on the basis of the number of permitted users thereof, rather than on the basis of the number of Keystations such Subscriber possesses that are authorized to display the same, the relevant number of Keystations shall be deemed to equal the relevant number of permitted users.

          (f) Acknowledgment. Multex acknowledges that no royalty is payable under subsection (a) in respect of any Third Party Technology licensed from any Person and paid for by the Reuter Group regardless of the use of such Third Party Technology .

     5.2  Royalty Payment Procedures.

          (a) Royalty payments owed under Section 5.1 in respect of the three month period ended on each Payment Date shall be paid (in arrears) on or before the next succeeding Payment Date (or, if such succeeding Payment Date is not a Business Day, on or before the next succeeding Business Day). All payments shall be made in US dollars.

          (b) Any royalty payment required to be made hereunder will be made to a party at its address for notices set forth in Section 10.3 or as otherwise directed by such party in writing.

          (c) Concurrently with any royalty payment required under Section 5.1
(a) or (b) (or in lieu thereof, if applicable) Reuters will notify Multex of the details of any setoff being applied by Reuters pursuant to Section 2.4(b)(x) or
(y). No such setoff may be for an amount in excess of [Confidential Portion Omitted] of the royalty payments otherwise due to Multex on the relevant Payment Date and any additional amounts Reuters is entitled to off-set will be carried forward (following expiration of the Term, if necessary) and off-set against subsequent royalty payments (except that such [Confidential Portion Omitted] limit shall not apply following expiration of the Term in respect of any setoff relating to any Upgrade requested by Reuters during the first 3 years of the Term that, for reasons other than those described in Section 6.8(f), was not delivered to Reuters prior to expiration of the Term). Reuters acknowledges that the setoff rights provided in this subsection are the exclusive means of recouping from Multex any outlays in respect of the Upgrades.

          (d) Royalty payments owed to a party under Section 5.1 may not be netted against royalty payments owed by such party under Section 5.1 without the advance written approval of the other party specifying the exact Payment Date to which such netting will apply.

          (e) Without limiting any other rights of the creditor party hereunder, any royalty payment not paid when due under this Section will bear interest, payable on demand, at the rate of [Confidential Portion Omitted] per annum from the Payment Date when due until paid in full.

     5.3  Auditing.

          (a) Each party will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions concerning the number of Keystations in respect of which a royalty is payable to the other party pursuant to Section 5.1. Each party will produce such monthly usage reports as are capable of being produced automatically by the Multex Technology, and, upon request of the other party, will provide the 4 most recent such reports to such other party. Such reports shall be deemed the Confidential Information of the party that produced the same, and may not be used by the requesting party for any purpose other than verification of the royalty amounts owed it hereunder.

          (b) At least once during each period of 12 consecutive months, each party (in such capacity, the "Audited Party"), upon request of the other party (in such capacity, the "Auditing Party"), will permit independent auditors selected by the Auditing Party to make such investigation of the books of record and account of the Audited Party referred to in subsection (a) as is deemed necessary by such auditors to verify and confirm the amount of any royalty payment required to be made by the Audited Party pursuant to Section 5.1 in respect of the period of 36 consecutive months ended the second Payment Date next preceding the date of such request (except to the extent that any such month shall theretofore have fallen within the permitted scope of an audit requested by the Auditing Party in accordance herewith). Such auditors shall, upon request of the Audited Party, deliver a letter to the Audited Party agreeing to abide by the restrictions set forth in Section 6.4 applicable to a Receiving Party.

          (c) The fees and expenses of the independent auditors referred to in subsection (b) shall be borne by the relevant Auditing Party; provided, that if such auditors determine that within any period of 12 consecutive months, the amount of royalties payable to the Auditing Party in respect of such period exceeded the amount actually paid to the Auditing Party in respect of such period by more than (x) [Confidential Portion Omitted] of such amount actually paid, where Reuters is the Auditing Party or (y) [Confidential Portion Omitted] of such amount actually paid, where Multex is the Auditing Party, then, without prejudice to any other rights of the Auditing Partly hereunder, the fees and expenses of such auditors in respect of such audit shall be borne (or reimbursed, if applicable) by the Audited Party.

     5.4 Volume Discounts. Each party acknowledges that there may be certain circumstances under which the other party will for sound commercial reasons offer a "volume discount" to a Subscriber that is prepared to license Multex Technology or Final Product for use in connection with an exceptionally large number of Keystations. In order that both parties may benefit from such an increase in the volume of Keystation to which a royalty under Section 5.1 would apply, each party agrees to negotiate in good faith with the other so that the volume discount offered to such a Subscriber is equitably reflected in a reduction of the royalties payable under Section 5.1 in respect of the relevant Keystations.

     5.5 One Time Payment Following Term. Commencing with delivery of a termination notice under Section 8.1, the parties agree to negotiate in good faith in order to agree upon a one-time payment that Reuters may make to Multex, and that Multex may make to Reuters, in lieu of making the periodic royalty payments required under Section 5.1(a)(ii),
Section 5.1(b)(ii) and Section 5.1(c)(ii) in respect of each calendar month following expiration of the Term.

     5.6 Survival. Except for Section 5.4, which shall expire upon expiration of the Term, this Article shall survive termination of this Agreement for any reason until the parties shall have made the required royalty payments in respect of each Contract Month or calendar month, as applicable; provided, that during the 12-month period following the last royalty payment required to be made hereunder, either party may request an audit of the other party, who shall thereupon comply with such request in accordance with Section 5.3.

                                   Article VI
                          CERTAIN ADDITIONAL COVENANTS

     6.1  Ongoing Support.

          (a) During the Term, Multex will supply staffing in order to train Reuter employees in the use of the Multex Technology and to support the implementation of the Multex Technology via the Reuter Network.

          (b) During the Term, Multex will provide Reuters with ongoing technical support relating to the operation of the Multex Technology, as and when requested by Reuters (including enabling Reuters to establish additional Multex Technology host stations).

          (c) Reuters will reimburse Multex in accordance with section 6.8 for its Time and Materials Expenses incurred in connection with Multex's obligations under subsections (a) and (b).

          (d) Multex's obligations under subsections (a) and (b) are in addition to the other obligations of Multex under this Agreement, and, accordingly, unless otherwise stated herein, Reuters is under no obligation to reimburse Multex for any other of its costs and expenses incurred in performing under or otherwise in connection with the administration of this Agreement.

          (e) Following the Term, Multex will provide technical support to Reuters relating to the operation of the Multex Technology, as and when requested by Reuters, at reasonable rates, including reimbursement of any related travel and lodging expenses, that (except where Reuters is in material breach of its obligations hereunder) are at least as favorable as the rates charged by Multex to any third party for similar services under similar terms, circumstances and conditions.

          (f) This Section shall survive termination of this Agreement for any reason other than Reuters material breach of the terms hereof.

     6.2  Concerning the Third Party Technology.

          (a) Multex represents that the current fees charged to Multex by the licensers of the Third Party Technology for the use thereof as contemplated hereby are set forth in Part I of Schedule 6.2. Reuters acknowledges that such licensors may increase such fees over time, and Multex agrees to give Reuters prompt written notice as soon as it is aware that any such increase may be contemplated by such licensors. Upon presentation to Reuters of appropriate documentation of such fees (or increased fees, subject to prior notice given in accordance with the preceding sentence), Reuters will reimburse Multex in full therefor.

          (b) Reuters acknowledges that the terms of this Agreement (including any representations or warranties made by Multex) are subject to the terms of those agreements identified on Part II of Schedule 6.2 and attached hereto as Exhibits 6.2A and 6.2B, respectively, as in effect on the date hereof, except to the extent provided in any subsequent agreement reached between Reuters and any licensor of Third Party Technology. Multex represents and warrants that Exhibits 6.2A and 6.2B are true, complete and correct copies of such agreements, and that such agreements have not been amended or modified as of the date hereof. Except as provided in subsection (a), until January 1, 1996, no amendment to or modification of either of such agreements that could adversely affect any right or interest of the Reuter Group or any Reuter Subscriber, or impose any further obligation on the Reuter Group or any Reuter Subscriber, will apply to the Reuter Group or any Reuter Subscriber unless Reuters shall have given its prior written consent thereto (which shall not be unreasonably withheld or delayed). On or after January l, 1996, Multex will consult with Reuters reasonably in advance of agreeing to any such amendment or modification that could adversely affect any right or interest of the Reuter Group or any Reuter Subscriber, or impose any further obligation on the Reuter Group or any Reuter Subscriber, so that Reuters may, if it chooses participate in the related discussions with the applicable Third Party Licensor.

          (c) Multex acknowledges that Reuters willingness and ability to deploy the Multex Technology is dependent upon reaching understandings with the licensors of the Third Party Technology identified in Part II of Schedule 6.2 (each, a "Third Party Licensor") that are satisfactory to Reuters in its sole discretion, and that, in connection therewith, Reuters may elect to obtain a direct license from the Third Party Licensors. Any such direct license may provide that the fees in respect of the relevant Third Party Technology are to be paid directly to the relevant Third Party Licensor instead of to Multex, in which case Reuters will have no obligation to Multex under subsection (a) in respect of such Third Party Technology. Multex agrees fully to cooperate with and assist Reuters in any negotiations involving a Third Party Licensor (but will not be required to bear any material expense in connection therewith).

          (d) If Reuters has not reached understandings acceptable to it with either Third Party Licensor prior to January 1, 1996 and Reuters nonetheless elects to provide the Multex Technology to Reuter Subscribers, Reuters covenants and agrees to abide by the provisions of the agreement with such Third Party Licensor (as set forth in Exhibit 6.2A or 6.2B, as applicable) that are, by their terms, expressly applicable to Reuters as a sublicensor or sublicensee of the rights granted thereunder.

     6.3  Use of the Parties Names.

          (a) Neither party shall use the name, logo, initials or other designation of the other party or any of its Affiliates, or refer to the other party or any of its Affiliates, directly or indirectly, in any press release, advertisement, marketing or other promotional effort, other than (i) solely in internal materials, (ii) with prior written approval from such other party, which approval shall not be unreasonably withheld, conditioned or delayed, (iii) in accordance with subsection (b) or (iv) in accordance with Section 6.4(c)(v).

          (b) If a party proposes by notice to the other to use specific advertising, marketing or other promotional materials that include the name of or other reference to the other party or any of its Affiliates, and such other party does not object thereto within 30 days of such notice, the notifying party shall be permitted to use the specific advertising, marketing or other promotional materials referred to in its notice. Advertising, marketing and other promotional materials that are substantially identical to materials previously approved need not be submitted for approval again.

          (c) Upon execution and delivery hereof, the parties agree to issue a press release in the form attached hereto as Exhibit 6.3.

          (d) This Section shall survive the termination of this Agreement for any reason until such time as the royalty-payment obligations under Section 5.1 shall have ceased.

     6.4  Mutual Confidentiality Restrictions.

          (a) The parties acknowledge that each party (in such capacity, a "Disclosing Party") has disclosed or will disclose certain Confidential Information to the other (in such capacity, a "Receiving Party"). For purposes hereof, and subject to the provisions of subsection (c), the term "Confidential Information" means (i) any information relating to the Disclosing Party or its Affiliates and designated in writing as confidential, proprietary or marked with words of like import and (ii) any information relating to the Disclosing Party or its Affiliates that is orally conveyed, if the Disclosing Party provides specific written notice that such oral communication shall be deemed Confidential Information and delivers such writing to the Receiving Party within 10 days of the oral conveyance.

          (b) The Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information and agrees not to reveal or disclose any Confidential Information for any purpose (except as permitted by the immediately succeeding sentence) to any other Person, or to use any Confidential Information for any purpose other than as contemplated hereby, in each case, without the prior written consent of the Disclosing Party. The Receiving

Party agrees to maintain adequate security procedures and take reasonable precautions (no less rigorous than the Receiving Party takes with respect to its own comparable Confidential Information) to prevent misuse, unauthorized or inadvertent disclosure or loss of the Confidential Information of the Disclosing Party. In the event that a Receiving Party wishes to disclose Confidential Information to one of its professional advisors, it may do so only if that professional advisor agrees to abide by the terms of this Section.

          (c) Notwithstanding anything contained herein to the contrary, Confidential Information shall not include information which:

               (i) at or prior to the time of disclosure by the Disclosing Party was known to the Receiving Party except to the extent unlawfully appropriated;

               (ii) at or after the time of disclosure by the Disclosing Party becomes generally available to the public through no act or omission on the Receiving Party's part;

               (iii) is developed by the Receiving Party independent of any Confidential Information it receives from the Disclosing Party;

               (iv) the Receiving Party receives from a third party free to make such disclosure without breach of any legal obligation; or

               (v) is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, provided that prior written notice of such disclosure is furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party an opportunity to seek a protective order (it being agreed that if the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legally compelled to disclose such information, disclosure of such information may be made without liability).

          (d) The Receiving Party agrees that it shall, at the election of the Disclosing Party:

               (i) promptly return all Confidential Information held or used by the Receiving Party in note, memorandum, print, letter, report or other written form to the Disclosing Party, including all copies thereof, or

               (ii) promptly destroy all such Confidential Information, including such copies thereof.

In either case, the Receiving Party shall deliver a certificate signed by an appropriate officer of the Receiving Party stating that the Receiving Party complied in full with the terms of this subsection (d).

          (e) The Receiving Party shall notify the Disclosing Party immediately upon discovery of any prohibited use or disclosure of the Confidential Information, or any other breach of this Section by the Receiving Party, and shall fully cooperate with the Disclosing Party to help the Disclosing Party regain possession of the Confidential Information and prevent the further prohibited use or disclosure of the Confidential Information.

          (f) The Receiving Party agrees that it will not remove any statutory copyright notice or evidence of confidentiality contained on or included in the Confidential Information. The Receiving Party will reproduce any such notice or evidence on any reproduction of all or any part of the Confidential Information, and, if requested by the Disclosing Party, will, at the election of the Receiving Party, either attach such a notice or evidence on any Confidential Information inadvertently provided without such a notice or evidence, or return or destroy such Confidential Information in accordance with subsection (d).

          (g) This Section shall survive until the third anniversary of the termination of this Agreement in accordance with Article VIII.

          (h) The terms of this Agreement (but, subject to Section 6.3, not the fact hereof) shall be deemed to be Confidential Information of both parties.

          (i) This Agreement shall supersede and replace any previous agreement or understanding between the parties with respect to the confidential or proprietary information of either party, with effect from the first date of disclosure of such information.

     6.5  Other Products and Services.

          (a) Nothing contained in this Agreement shall be deemed to preclude or in any way limit the ability and right of the Reuter Group to develop or exploit any technology or data or other product or service other than the Multex Technology, the Research or the Final Product, whether or not competitive with, similar to or exploited in conjunction with the Multex Technology, the Research or the Final Product or any product or service embodying the Multex Technology, the Research or the Final Product (it being understood that this subsection shall not confer any right in the Reuter Group to take any action with respect to the Multex Property in violation of Section 4.1 (a)).

          (b) Except to the extent necessary to fulfill Multex's representations, warranties, covenants and agreements hereunder, nothing contained herein shall be deemed to preclude or in any way limit the ability and right of Multex to develop or exploit any technology or data or other product or service, including the Multex Technology, the Research or the Final

Product, whether or not competitive with, similar to or exploited in conjunction with the Multex Technology, the Research or the Final Product or any product or service embodying the Multex Technology, the Research or the Final Product.

     6.6 Sale of Business. As a condition to the sale, transfer, lease, assignment or other disposition by Multex, to or in favor of a Person who is not a member of the Multex Group, of all or more than a de minimis portion of Multex's businesses or assets relating to Multex's performance hereunder, Multex shall procure that such Person execute an instrument agreeing to be bound by the provisions of this Agreement as and to the extent of Multex. This Section shall survive the termination of this Agreement for any reason until such time as the royalty-payment obligations under Section 5.1 shall have ceased.

     6.7  Use of Multex Host.

          (a) Multex agrees to make available to Reuters Multex's host system and operating environment for purposes of enabling Reuters to supply Reuter Subscribers with Multex Technology and Final Product until such time as Reuters has established its own host system and operating environment capable of providing the same to Reuter Subscribers.

          (b) Reuters will reimburse Multex in accordance with Section 6.8 for its Time and Materials Expenses incurred in connection with any modification or upgrade to its host system and operating environment, and any support or maintenance of any such modification or upgrade, that Multex would not have incurred except for its obligation under subsection (a).

          (c) For the use of Multex's host system and operating environment, subject to the next sentence, Multex will charge Reuters a fee of [Confidential Portion Omitted] per Reuter Subscriber client site server per year, and a flat fee of [Confidential Portion Omitted] per year in exchange for the dedication of onehalf of the time of the three shifts of Multex personnel responsible for central site operation support. The fees referred to in the preceding sentence will apply from and after such time as the first Reuter Subscriber client site server is installed, will be prorated for any fraction of a year, if applicable, and are subject to renegotiation (upwards or downwards) on reasonable terms in respect of any period commencing after June 1, 1996.

     6.8  Concerning Reimbursable Expenses.

          (a) Prior to incurring any reimbursable expense for a given project or request made by Reuters hereunder, Multex will provide Reuters with a written good faith estimate of the expenses for such project or request, broken down into reasonable detail (provided that Reuters may, with Multex's consent, issue a letter of authorization in the form of Exhibit 6.8).

          (b) If Multex becomes aware that the reimbursable expenses relating to such project or request are likely to be more than [Confidential Portion Omitted] in excess of the latest estimate thereof supplied to Reuters, and in any event upon expending [Confidential

Portion Omitted] of the amount of any expenses estimated in accordance with subsection (a), Multex will again provide Reuters with a written good faith estimate of the amount of expense required to complete the relevant project or comply with the relevant request, broken down into reasonable detail.

          (c) Reuters will respond to each estimate delivered in accordance with subsection (a) or (b) within 30 days. If Reuters notifies Multex that it disagrees with or otherwise objects to any such estimate on any grounds, and the parties are not subsequently able to reach agreement, or if Reuters fails to respond to Multex within the required time, Multex will not be under an obligation to proceed with the relevant project or request. Reuters may however subsequently renew its request that Multex proceed with the relevant project or request, in which case the provisions of this Section shall again be applicable.

          (d) If Multex proceeds with any project or request despite the fact that it is not under an obligation to do so, Reuters will not be under an obligation to reimburse Multex for any of the related expenses subsequently incurred.

          (e) Reuters shall not be entitled to offset against future royalties any expenses reimbursed hereunder in relation to a requested Upgrade that is not functional due to Reuters failure or refusal to reimburse expenses under this Section.

          (f) If Multex is delayed in performing any project or complying with any request of Reuters hereunder and such delay comes as a result of or is caused by, on one occasion or on multiple occasions, Reuters (i) unreasonable interference with or delaying of Multex's performance, (ii) unreasonable delay in approving or unreasonable failure to approve or agree to any specifications or (iii) materially adding to the relevant specifications, then Multex's time to complete such work will be extended accordingly and Reuters will reimburse Multex for any and all costs incurred or paid by Multex as a result of such delay.

     6.9 Concerning Installation Services. If Reuters should request Multex to install the Multex Technology at any location, Reuters will provide Multex with
(i) any necessary floor plans and specifications for the relevant location, (ii) information concerning the type of operating environment in which the Multex Technology will be installed (including network system, configuration and version, and applicable telecommunications network), (iii) the type of hardware to be used and (iv) access to the location. It is understood that Multex will not be under any obligation to obtain installation permits. Except for liability for gross negligence or willful misconduct, Multex will have no liability to Reuters arising out of its installation services. Multex will be under no obligation to install the Multex Technology on the premises of any Reuter Subscriber if such Subscriber refuses to execute Multex's standard installation contract.

                                  Article VII
                         REPRESENTATIONS AND WARRANTIES

     7.1 Representations and Warranties of Reuters. In addition to the other representations and warranties of Reuters contained elsewhere in this Agreement, Reuters represents and warrants to Multex that:

          (a) Reuters has the full corporate power and authority to execute, deliver and perform this Agreement.

          (b) This Agreement has been duly and validly authorized, executed and delivered by Reuters and (assuming the due authorization, execution and delivery by Multex) constitutes a valid and binding obligation of Reuters

          (c) The execution, delivery and performance by Reuters of this Agreement as contemplated hereby will not (i) conflict with the certificate of incorporation or bylaws of Reuters, (ii) conflict with, or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other agreement or instrument, or any order, judgment or decree, to which Reuters is a party or by which Reuters or its properties are bound, except for such conflicts, breaches or defaults as would not, in the aggregate, have a material adverse effect on the ability of Reuters to perform its obligations under this Agreement or (iii) constitute a violation by Reuters of any applicable law or regulation of any Governmental Body, or any rule or written policy of any industry association of competent jurisdiction, or require Reuters to obtain or make any consent. waiver. approval, order. permit or authorization of, or designation, declaration or filing with, or notification to, any Person or any Governmental Body. or any industry association the sanctions of which are enforced by law.

          (d) Reuters holds all permits, registrations, licenses, variances, exemptions, orders and approvals from Governmental Bodies which are material to the performance by Reuters of its obligations under this Agreement in the jurisdictions in which Reuters proposes to perform such obligations (collectively, the "Reuter Permits"). Reuters is in compliance with the terms of all Reuter Permits, except where any such non-compliance would not, in the aggregate, have a material adverse effect on the ability of Reuters to perform its obligations under this Agreement. Reuters is in compliance with all federal, state, local and foreign laws, ordinances, codes, regulations, orders, requirements, standards and Procedures which are applicable to its businesses except where any such non-compliance would not, in the aggregate, (x) have a material adverse effect on the ability of Reuters to perform its obligations under this agreement, (y) cause Multex to become subject to or in violation of any such federal, state or foreign law, ordinance, code, regulation, order, requirement, standard or procedure or (z) subject Multex to any increase cost or penalty.

     7.2 Representations and Warranties of Multex. In addition to the other representations and warranties of Multex contained elsewhere in this Agreement, Multex represents and warrants to Reuters as follows:

          (a) Multex has the full corporate power and authority to execute, deliver and perform this Agreement

          (b) This Agreement has been duly and validly authorized, executed and delivered by Multex and (assuming the due authorization, execution and delivery by Reuters) constitutes a valid and binding obligation of Multex.

          (c) The execution, delivery and performance by Multex of this Agreement as contemplated hereby will not (i) conflict with the certificate of incorporation or by-laws of Multex, (ii) conflict with, or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other agreement or instrument, or any order, judgment or decree, to which Multex is a party or by which Multex or any of its properties are bound, except for such conflicts, breaches or defaults as would not, in the aggregate, have a material adverse effect on the ability of Multex to perform its obligations under this Agreement or (iii) constitute a violation by Multex of any applicable law or regulation of any Governmental Body, or any rule or written policy of any industry association of competent jurisdiction, or require Multex to obtain or make any consent, waiver, approval, order, permit or authorization of, or designation, declaration or filing with, or notification to, any Person or Governmental Body, or any industry association the sanctions of which are enforced by law.

          (d) Multex holds all permits, registrations, licenses, variances, exemptions, orders and approvals from Governmental Bodies which are material to
(i) the operation of the business of Multex or (ii) the performance by Multex of its obligations under this Agreement (collectively, the "Multex Permits") Multex is in compliance with the terms of all Multex Permits, except where any such non-compliance would not, in the aggregate, have a material adverse effect on the ability of Multex to perform its obligations under this Agreement. Multex is in compliance with all federal, states, local and foreign laws, ordinances, codes, regulations, orders, requirements, standards and procedures which are applicable to its business except where any such non-compliance would not, in the aggregate, (i) have a material adverse effect on the ability of Multex to perform its obligations under this Agreement, (ii) cause Reuters to become subject to or in violation of any such federal, state, local or foreign law, ordinance, code, regulation, order, requirement, standard or procedure or (iii) subject Reuters to any increased cost or penalty.

                                  Article VIII
                         TERM OF AGREEMENT; TERMINATION

     8.1 Term of Agreement. The term of this Agreement (the "Term") will commence on the Commencement Date and, unless earlier terminated by a party in accordance with Section 8.2, will expire on June 30, 1999, or on any even-numbered anniversary of June 30, 1999 beginning with June 30, 2001 (in either case, the "Termination Date"); provided, in either case, that the party electing to terminate shall have delivered notice to the other party specifying the applicable date of the Termination Date no earlier than one year and no later than 180 days prior to the date so specified.

     8.2  Early Termination.

          (a) Either party (in such capacity, the "Terminating Party"; the other party being referred to as the "Other Party") may terminate this Agreement:

               (i) if the Other Party shall fail or be unable to perform its material obligations under this Agreement (after observing the provisions of Section 2.5, if applicable) and the resulting breach shall not have been remedied within 30 days after notice thereof to the Other Party from the Terminating Party (which 30-day period shall be extended to 120 days if and to the extent that such breach cannot reasonably be remedied during such 30-day period, and the Other Party demonstrates to the Terminating Party that it is diligently pursuing the remedy of such breach throughout such 120-day period);

               (ii) if the Other Party shall fail to make any royalty payment required under Section 5.1 and such failure shall not have been remedied within 15 days after notice thereof to the Other Party from the Terminating Party;

               (iii) if the Other Party shall assign this Agreement or any of its rights or obligations hereunder in violation of Section 10.11 (subject to subsection (c)) or shall fail to comply with the provisions of Section
     6.6 in connection with any sale, transfer, lease, assignment or other disposition referred to therein; or

               (iv)(x) if the Other Party shall generally fail to pay its debts in the ordinary course of its business, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or any proceeding shall be instituted by or against the Other Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any proceeding instituted against the Other Party, such proceeding shall not be stayed or dismissed within 30 days from the date of institution thereof or (y) the Other Party shall take any corporate action to authorize any of the actions set forth in clause (x).

          (b) Reuters may terminate this Agreement immediately if the representations and warranties of Multex set forth in Section 2.2 or Section 2.3 shall fail to be true and correct in all material respects, or "Multex shall have failed to observe in all material respects its covenants and agreements set forth in Section 2.2 or Section 2.3, and the resulting breach shall not have been remedied by Multex within 30 days after notice thereof to Multex by Reuters (which 30-day period shall be extended to 120 days if and to the extent that such breach cannot reasonably be cured within such 30-day period, and Multex demonstrates to Reuters that it is diligently pursuing the remedy of such breach throughout such 120-day period).

          (c) The exercise of a termination right pursuant to this Section will not constitute an election of remedies by the Terminating Party; provided, that if the Terminating Party elects to terminate this Agreement solely as a result of an assignment by the Other Party in breach of its obligations under Section 10.11, and the assignee is willing and able to perform the obligations of the Other Party hereunder, the Other Party shall not be liable to the Terminating Party for any Damages arising solely from such breach (but will continue to be liable in accordance with Article IX for any other Damages arising hereunder).

     8.3 No Further Obligations. Except as otherwise specifically provided herein (including with respect to any perpetual grant of rights and licenses herein, any continuing royalty payments provided for herein and the continued supply of Final Product after expiration of the Term), upon expiration of the Term, neither party shall have any further obligations under this Agreement; provided, that termination hereof shall not affect or impair any right or obligation of a party hereto arising prior to termination.

                                   Article IX
                          INDEMNIFICATION AND REMEDIES

     9.1  Indemnification.

          (a) Indemnification by Reuters. Subject to the terms and conditions of this Article, Reuters hereby agrees to indemnify and hold Multex harmless from and against any and all liabilities, obligations, damages, deficiencies, losses, claims and expenses, including reasonable attorneys' fees and other expenses incurred in the investigation and defense of claims and actions (collectively, "Damages"), resulting from or arising out of:

               (i) any misrepresentation, breach of representation or warranty or non-fulfillment of any covenant or agreement on the part of Reuters under the terms of this Agreement (subject to Section 8.2(c)); and

               (ii) the infringement (or alleged infringement) by any Reuter Final Product of any Intellectual Property Right or other property or proprietary right of any third party.

          (b) Indemnification by Multex. Subject to the terms and conditions of this Article, Multex hereby agrees to indemnify and hold the Reuter Group harmless from and against any and all Damages resulting from or arising out of:

               (i) any misrepresentation, breach of representation or warranty or non-fulfillment of any covenant or agreement on the part of Multex under the terms of this Agreement (subject to Section 8.2(c)); and

               (ii) the infringement (or alleged infringement) by the Multex Technology or any Multex Final Product of any Intellectual Property Right or other property or proprietary right of any third party.

          (c) Limitation. Notwithstanding subsections (a) and (b), no Person shall be entitled to indemnification hereunder for Damages to the extent attributable to such Person's gross negligence or willful misconduct.

     9.2 Notice of Asserted Liability. Promptly after receipt by any party (the "Indemnitee") of notice of any claim or the commencement of any action against it in respect of which indemnity or reimbursement may be sought hereunder (an "Assertion"), such Indemnitee shall promptly give written notice of the Assertion (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to this Article (the "Indemnitor"), but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to the Indemnitee except to the extent such Indemnitor has been materially prejudiced thereby. The Indemnitor shall have the right to assume the defense of such Assertion, at its own expense, with counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee. Notwithstanding that the Indemnitor may elect to assume the defense of any Assertion, the Indemnitee shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnitee, but in such event the fees and expenses of such counsel shall be paid by such Indemnitee unless (a) the Indemnitor shall have agreed to pay such fees and expenses, (b) the Indemnitor shall have failed to assume the defense of such Assertion with counsel reasonably satisfactory to such Indemnitee or (c) in the reasonable judgment of such Indemnitee based upon the written advice of its counsel, a conflict of interest exists between the Indemnitor and such Indemnitee with respect to such Assertion (in which case, if such Indemnitee notifies the Indemnitor that such Indemnitee elects to employ separate counsel, the Indemnitor shall not assume the defense of such Assertion on behalf of such Indemnitee and shall be obligated to pay the reasonable fees and expenses of such separate counsel). Notwithstanding anything to the contrary in this Section, the Indemnitor shall not, without the written consent of such Indemnitee (which consent shall not be unreasonably withheld or delayed), settle or compromise any action in any manner that, in the reasonable judgment of such Indemnitee or its counsel, may adversely affect such Indemnitee: provided, however, that the Indemnitor may, without the written consent of the Indemnitee, settle or compromise any action or consent to the entering of any judgment which is for money damages only and includes as an unconditional term thereof the delivery by the claimant or plaintiff to such Indemnitee of a duly executed written release of such Indemnitee from all liability in respect of such Assertion, which release shall be satisfactory in form and substance to counsel to such Indemnitee.

     9.3  Certain Limitations on Remedies.

          (a) Neither Reuters nor Multex shall be entitled to assert any claim for breach of any warranty, representation, covenant or agreement, including indemnification pursuant to Section 9.1, except to the extent that the aggregate amount of Damages relating to such claim and any other claim or claims of Reuters or Multex, as the case may be, for breach of warranty, representation, covenant or agreement exceeds [Confidential Portion Omitted] in the aggregate (in which case Reuters or Multex, as the case may be, shall be entitled to the full amount of its provable Damages less the full amount of Damages, if any, proven by the other party by way of counterclaim or setoff); provided that the foregoing shall not limit, restrict or impair any claim by Reuters or Multex against the other for indemnification pursuant to Section 9.1 relating to or arising out of any third-party claim against a party hereto in respect of which the other party hereto is obligated to provide indemnification pursuant to Section 9.1.

          (b) In view of the difficulty in predicting the amount of damages a party would incur as a result of a breach by the other party of its obligations under this Agreement, the parties agree that in the event of any such a breach, the breaching party shall not be liable to the other party pursuant to this Agreement or otherwise, including for indemnification pursuant to Section 9.1, for any amount in excess of [Confidential Portion Omitted] in the aggregate; provided that

               (x) the foregoing shall not limit, restrict or impair any claim by one party against the other for indemnification relating to or arising out of a third-party claim pursuant to Section 9.1, and

               (y)  the foregoing will not apply

                    (1) to a claim by Multex against Reuters under Section 5.1(a) or (b), and

                    (2)  to a claim by Reuters against Multex under Section 5.1
                         (c),

          provided, however, that it is expressly understood and agreed by both parties that the above language applies only to claims where the alleged obligor does not dispute that the Keystation or other device in question is a Multex Technology Keystation or Multex Final Product Keystation, as applicable (where Reuters is the alleged obligor) or a Reuter Final Product Keystation (where Multex is the alleged obligor) (and any such dispute, where Reuters is the alleged obligor, is based upon an investigation by an individual who reports directly to a member of Reuters executive committee, and where Multex is the alleged obligor, is based upon an investigation by the Multex board of directors), and that therefore the provisions of this clause (y) do not exclude from the [Confidential Portion Omitted] limit on Damages any claim, including any claim of infringement or misappropriation of Intellectual Property Rights, and also including any such claim that is upheld by a court of competent jurisdiction, (A) by Multex against Reuters alleging that a Keystation or other device constitutes a Multex Technology Keystation or a Multex Final Product Keystation where Reuters disputes any such allegation (based upon an investigation as aforesaid) or (B) by Reuters against Multex alleging that a Keystation or other device constitutes a Reuter Final Product Keystation where Multex disputes any such allegation (based upon an investigation as aforesaid); instead, any such a claim involving such a disputed allegation (regardless of any judicial or other resolution thereof), aggregated with all other claims subject to such [Confidential Portion Omitted] limit on Damages, shall be subject to such [Confidential Portion Omitted] limit on Damages; and the parties acknowledge and agree that the provisions of this subsection constitute a reasonable allocation between themselves of the risk that they will disagree over whether a particular Keystation or other device constitutes a Multex Technology Keystation, a Multex Final Product Keystation or a Reuter Final Product Keystation.

The parties acknowledge that the provisions of this subsection set a limit on the amount of Damages payable as a result of a breach hereof, and are not intended to establish liquidated damages.

          (c) REUTERS AND MULTEX FURTHER AGREE THAT (1) THE PROVISIONS OF THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REMEDIES AGAINST THE OTHER FOR DAMAGES RESULTING FROM OR ARISING UNDER THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT OR
TORT) AND (II) UNDER NO CIRCUMSTANCES WILL REUTERS OR MULTEX HAVE ANY OBLIGATION TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, WITH RESPECT TO ANY MATTER RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, OR ANY LIABILITY TO THE OTHER FOR ANY DAMAGE TO TANGIBLE PROPERTY (REAL OR PERSONAL) RESULTING FROM OR ARISING OUT OF THIS AGREEMENT; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT, RESTRICT OR IMPAIR ANY CLAIM BY ONE PARTY AGAINST THE OTHER FOR INDEMNIFICATION RELATING TO OR ARISING OUT OF A THIRD-PARTY CLAIM PURSUANT TO SECTION 9.1.

          (d) IN NO EVENT WILL THE LIABILITY OF EITHER PARTY EXTEND TO THE INDIVIDUAL OFFICERS, DIRECTORS OR SHAREHOLDERS OF SUCH PARTY OR ITS AFFILIATES.

          (e) Nothing in this Section shall be deemed to limit a party's entitlement to injunctive relief in an appropriate case.

     9.4 Exculpation. While Multex will make every reasonable effort to develop the Multex Technology so that it will operate without error, Reuters recognizes that the Multex Technology will not be error free, and Reuters will look to the error-correction procedures set forth herein to address any errors in the Multex Technology that may arise. In view of the foregoing, each party agrees that, except in the case of the gross negligence or willful misconduct of the other party and except for any third-party claim arising under Section 9.1 in respect of which such other party is obligated to provide indemnification, such other party will have no monetary liability to it relating to or arising out of (i) the interruption, delay or failure in, or error in, the Multex Technology or Final Product, or in connecting, transmitting, routing, delivering, distributing, furnishing, processing, disseminating or displaying the same, (ii) the accuracy of the Final Product (including securities, commodities or pricing information contained therein), or the accuracy of the same as it may be displayed, carried or furnished by or through the Multex Technology,
(iii) the erroneous delivery of Final Product to a Person not entitled to receive the same, or the failure to deliver Final Product to a Person entitled to receive the same, (iv) the act or omission of any Financial Institution (including terminating or failing to perform under a Research Agreement) or (v) any failure or delay in performing an obligation hereunder due to a cause beyond such other party's control, including industrial disputes of whatever nature, acts of God, acts of a public enemy, acts of government, network, software or telecommunications failure, fire or other casualty.

     9.5 Survival. This Article shall survive the termination of this Agreement for any reason. Notwithstanding the foregoing, Reuters or Multex, as the case may be, will be prohibited from bringing any indemnification claim against the other (except with respect to a claim for indemnification relating to or arising out of any third-party claim against a party hereto in respect of which the other party hereto is obligated to provide indemnification pursuant to this Article) unless a Claims Notice is provided to the Indemnitor within one year after the Indemnitee has actual knowledge of such claim.

                                   Article X
                                 MISCELLANEOUS

     10.1 Taxes.

          (a) Multex will be responsible for paying, as and when due, any sales tax required to be paid in connection with the royalties payable to it under
Section 5.1.

          (b) Reuters will be responsible for paying, as and when due, any sales tax required to be paid in connection with the royalties payable to it under
Section 5.1.

          (c) Each party agrees to rely upon any appropriately completed resale certificate provided by the other party that relates to the transactions contemplated hereby.

          (d) This Section shall survive the termination of this Agreement for any reason until such time as the royalty-payment obligations under Section 5.1 shall have ceased.

     10.2 Waiver of Compliance. Any failure of either party to comply with any obligation hereunder may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation shall not operate as a waiver of, or estoppel with respect to, any subsequent failure.

     10.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing, and shall have been sufficiently given if hand delivered, signature required, if sent by certified or registered mail, return receipt required, if sent by overnight delivery service, signature required, or if sent by telecopy and promptly confirmed by dispatching the hard copy by another permitted method of giving notice. Notice given by hand delivery, certified or registered mail or overnight delivery service shall be effective upon receipt of signature, and notice first given by telecopy shall be effective upon telephonic confirmation of receipt of the appropriate number of pages and dispatch of the hard copy. Notices or other communications shall be delivered or telecopied to the address or telecopy number set forth below (or to such other address or telecopy number as a party by notice to the other may provide):

     If to Reuters, to:

     Reuters Limited
     8S Fleet Street
     London EC4P 4AJ
     England
     Telecopy: (44-171) 542-7966
     Voice number for confirmation: (44-171) 542-8995
     Attention: International Marketing Manager - Equities

     with a copy to.

     Reuters America Inc.
     1700 Broadway
     New York, New York 10019
     Telecopy: 212-307-9378
     Voice number for confirmation: 212-603-3524
     Attention: General Counsel

     If to Multex, to:

     Multex Systems, Inc.
     2 Journal Square Plaza
     4th Floor
     Jersey City, New Jersey 07306
     Telecopy: 201-714-8697
     Voice number for confirmation: 201-714-3986
     Attention: President

     10.4 Consent to Jurisdiction. Each party consents specifically to the non-exclusive jurisdiction of the federal courts of the United States sitting in the Southern District of New York and the courts of the State of New York sitting in the County of New York (and any court to which an appeal therefrom may be taken) for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party irrevocably waives its right to a trial by jury and consents that service of process may be effected by mail in accordance with the notice provisions contained in Section 10.3. This Section shall survive the termination of this Agreement for any reason.

     10.5 Captions. The Article and Section captions in this Agreement are inserted for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     10.6 Complete Agreement; Amendments. This Agreement (including the Exhibits and Schedules) contains, and is intended as, a complete statement of the arrangements between the parties with respect to its subject matter and supersedes all prior agreements between the parties with respect to those matters. Except for Schedule 1.1. which may be amended by Reuters with notice to Multex but without the necessity of obtaining Multex's consent, this Agreement may not be amended, supplemented or modified except by written agreement executed by both parties.

     10.7 Expenses. Each of Reuters and Multex shall pay its own expenses in connection with negotiation and preparation of this Agreement and, except as otherwise expressly provided herein, in the implementation of and performance of its respective obligations under this Agreement.

     10.8 Severability. If any term or clause of this Agreement is held to be illegal, invalid or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected thereby. If any Governmental Body construes any term or clause of this Agreement to be unreasonable because of the duration of such term or clause, such Governmental Body shall have the power to reduce the duration of such term or clauses and to enforce such term or clause as so reduced.

     10.9 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart shall be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

     10.11 Binding Elect; No Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any rights in any Person other than Multex or members of the Reuter Group. No party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other (not to be unreasonably withheld or delayed), provided that Reuters may assign any of its rights and delegate any of its duties hereunder, in whole or in part, to any member of the Reuter Group without the necessity of obtaining consent.

     10.12 Relationship of the Parties. There is no joint venture, partnership, agency or fiduciary relationship existing between the parties and the parties do not intend to create any such relationship by this Agreement. This Section shall survive the termination of this Agreement for any reason.

     10.13 No Brokers or Finders. Each of Reuters and Multex represents and warrants that it has not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              REUTERS LIMITED

                              By: /s/ Jeremy Penn
                                 ----------------------------------------------
                              Name:  Jeremy Penn
                              Title: International Marketing Director, Equities



                              MULTEX SYSTEMS, Inc.

                              By: /s/ Isaak Karaev
                                 ----------------------------------------------
                              Name:  Isaak Karaev
                              Title: President, CEO

                                                                    SCHEDULE 1.1

                            AUTHORIZED DISTRIBUTORS

Name of Authorized Distributor    Area of Distribution

Australian Associated Press      Australia, Fiji
Information Services Pty.        Vanuatu, Papua New
Ltd. (AAP)                       Guinea

Siemar                           Brazil

Iranian News Agency              Iran

Antara News Agency               Indonesia

Pertubuhan Berita Nasional       Malaysia
Malaysia (Bernama)

Central News Agency              Taiwan

Tanjug                           Yugoslavia
                                 (including Bosnia-
                                 Herzegovina and
                                 Croatia)

Farmland Industries Inc.         Selected areas in the
                                 United States

                                                                     EXHIBIT 2.4

                          UPGRADES AT REUTERS ELECTION



A.   Upgrades Funded by Reuters and Recouped from Royalty Payments

     1. Permissioning Upgrade. Developing a working software solution for permissioning individual Keystations to use the Multex Technology.

     2. Additional Hosts. All expenses of developing, coding and testing software in order to establish additional Multex Technology host servers at locations designated by Reuters capable of interacting with the existing Multex network.

B.   Upgrades at Reuters Cost and Expense

     1. Session Server Work-Around. Modifying the Multex Technology network communications (TCP/IP FTP) to work in conjunction with Reuters session server technology.

     2. UNIX Upgrade. Modifying the Multex Technology so that it is capable of running on the version of the UNIX operating system specified by Reuters.

     3. Additional Hosts. All hardware costs, and costs of installing (but not developing, coding and testing) software, incurred in connection with establishing additional Multex Technology host servers at locations designated by Reuters capable of interacting with the existing Multex network.

                                                                     EXHIBIT 2.6

                            SUBSTANTIAL ENHANCEMENTS


1.   News processing (in document and text formats)

2.   HTML and SGML support relating to non-Adobe-based systems

3.   SNMP management of Multex Publisher applications

4.   Fax and e-mail serving capabilities

5. Multex real-time profile server (involving a replacement of Fulcrum technology)

6. Attachments (including, for example, spreadsheets or multimedia) to research documents

                                                                    SCHEDULE 6.2

                      I.  THIRD PARTY TECHNOLOGY EXPENSES

1. Adobe Acrobat Exchange LE 2.0. Each copy of the Multex Technology incorporates a copy of Adobe Acrobat Exchange LE 2.0. Once-off, per-copy pricing for Adobe Acrobat Exchange LE 2.0 depends upon the number of copies ordered annually, and decreases incrementally as breakpoints are passed, as set forth below:

     Annual No. of Copies           Per-Copy Price

     1-5,000                            [Confidential Portion Omitted]
     5,001-10,000                       [Confidential Portion Omitted]
     10,001-20,000                      [Confidential Portion Omitted]
     20,001-50,000                      [Confidential Portion Omitted]
     50,001-100,000                     [Confidential Portion Omitted]
     100,001 and above                  [Confidential Portion Omitted]

     In any year, to the extent that Multex makes a non-refundable advance against royalties equal to the applicable per-copy price set forth above times the lowest number of copies in a given range set forth above, in accordance with Paragraph E.2. of Appendix No. 3 to the agreement identified in II. 1. below, that per-copy price will apply to all copies ordered.

2. Fulcrum Basic Runtime Software. Each copy of the Multex Technology incorporates a copy of Fulcrum Basic Runtime software. Once-off, per-copy pricing for Fulcrum Basic Runtime software is as set forth below:

     For each copy licensed to a
     North American Reuter Subscriber:   [Confidential Portion Omitted]

     For each copy licensed to a Reuter
     Subscriber outside of North America: [Confidential Portion Omitted]

     Each price set forth above is subject to a decrease of [Confidential Portion Omitted] to the extent that certain annual volume targets are met, as set forth in Schedule E to the agreement identified in II.2. below.

                      II.  THIRD PARTY TECHNOLOGY LICENSES

1. Acrobat Software Two Tier Reproduction and License Agreement, effective as of February 10, 1994, between Multex Systems, Inc. and Adobe Systems Incorporated.

2. Software Development and Distribution License Agreement, dated as of September 30, 1993, between Fulcrum Technologies Inc. and Multex Systems. Inc.

                                                                     EXHIBIT 6.3

                             FORM OF PRESS RELEASE

                                                                    CONFIDENTIAL

                               AMENDMENT NO. 1 TO
                 SOFTWARE AND RECIPROCAL DATA LICENSE AGREEMENT


     AMENDMENT NO. 1, dated as of September 1, 1996, to that certain Software and Reciprocal Data License Agreement (as amended, the "Agreement"), dated as of June 1, 1995, by and between REUTERS LIMITED, an English company with its principal offices at 85 Fleet Street, London EC4P 4AJ England ("Reuters"), and MULTEX SYSTEMS, INC., a Delaware corporation with its principal offices at 33 Maiden Lane, New York, New York 10038 ("Multex").

     WHEREAS, the parties hereto desire to amend the Agreement on the terms set forth below:

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions: References. Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement shall have the meaning assigned to that term in the Agreement. Each reference to "hereof", "hereunder", "herein", and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

     2. Amendment of Section 1.1 of the Agreement. Section 1.1 of the Agreement is hereby amended by adding thereto the following definitions:

          "Buy-Side Client" means any Reuter Subscriber that is not a Sell-Side Client.

          "Buy-Side Multex Technology Keystation" means a Multex Technology Keystation that is provided by the Reuter Group or an Authorized Distributor to a Buy-Side Client.

          "Sell-Side Client" means any Reuter Subscriber that supplies Reuter Research for inclusion in Reuter Final Product, or that is Affiliated with a Person that supplies Reuter Research for inclusion in Reuter Final Product.

          "Sell-Side Multex Technology Keystation" means a Multex Technology Keystation that is provided by the Reuter Group or an Authorized Distributor to a Sell-Side Client.

          "Service Fee" means the actual service fee charged to a Sell-Side Client by the Reuter Group or an Authorized Distributor for use of a Sell-Side Multex Technology Keystation, as applicable, without giving affect to any discount made available to the Sell-Side Client in question, and exclusive of (x) any income payable by that Sell-Side Client, (y) any installation, maintenance, communications, pass-through or third party charges that are payable by that Sell-Side Client, and (z) any service fees or other charges for services in addition to the services embodying Multex Technology or Multex Final Product that are payable by that Sell-Side Client.

     3. Amendment of Section 5.1(a) of the Agreement. Section 5.1(a) of the Agreement is hereby amended and restated in its entirety as follows:

          5.1 Royalties. (a) Multex Technology royalty, in full consideration of the rights and licenses granted by Multex under Article II, Reuters agrees to pay Multex, in accordance with Section 5.2:

               (i) for each Contract Month during the Term and thereafter for each calendar month after expiration of the Term, a royalty of [Confidential Portion Omitted] per month in respect of each Buy-Side Multex Technology Keystation authorized by Reuters to operate at any time during such month (or, in lieu thereof, the amount agreed upon pursuant to Section 5.5), and

               (ii) for such Contract Month during the Term and thereafter for each calendar month after expiration of the Term, a royalty in respect of such Sell-Side Multex Technology Keystation authorized by Reuters to operate at any time during such month, equal to the greater of:

                    (x) [Confidential Portion Omitted] for such Keystation for such month, and

                    (y) [Confidential Portion Omitted] of the amount of Service
               Fee charged by the Reuter Group or an Authorized Distributor to the Sell-Side Client in question in respect of such Keystation for such month,

          or, in lieu thereof, the amount agreed upon pursuant to Section 5.5.

     4. Governing Law. This Amendment shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

REUTERS LIMITED                       MULTEX SYSTEMS, INC.


By:  /s/ Frank Rose                   By: /s/ I. Karaev
     ----------------------               ----------------------
     Name:                                Name:
     Title:                               Title:

                                                                    CONFIDENTIAL

                               AMENDMENT NO. 2 TO
                 SOFTWARE AND RECIPROCAL DATA LICENSE AGREEMENT


     AMENDMENT NO. 2, dated as of November 14, 1996, to that certain Software and Reciprocal Data License Agreement (as amended, the "Agreement"), dated as of June 1, 1995, by and between REUTERS LIMITED, an English company with its principal offices at 85 Fleet Street, London EC4P 4AJ England ("Reuters"), and MULTEX SYSTEMS, INC., a Delaware corporation with its principal offices at 33 Maiden Lane, New York, New York 10038 ("Multex").

     WHEREAS, the parties hereto desire to amend the Agreement on the terms set forth below;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement shall have the meaning assigned to that term in the Agreement. Each reference to "hereof", "hereunder", "herein", and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

     2. Definition. The following new definitions are added to Section 1.1(a) as follows:

          "Contributor Server" means a computer server of a Reuter Subscriber which is permissioned to receive Multex Technology or Final Product primarily as a means for such Reuter Subscriber to check on its own contributed Reuter Research and is not permissioned for more than two internal Keystation accesses.

          "Entitlement Reports" means reports generated by Multex as specifically described in the RBR Entitlement Reports Specification attached hereto as Annex 1.

          "Readership Reports" means reports generated by Multex as specifically described in the RBR Readership Statistics Specification attached hereto as Annex 2.

     3. Amendment of Section 3.4 of the Agreement. Section 3.4 of the Agreement is hereby amended by replacing it in its entirety with the following:

          "3.4 Third-Party Distribution of Final Product. Either party may provide Reuter Final Product or Multex Final Product, as the case may be, to a Multex Subscriber or a Reuter Subscriber or an information distributor for the purpose of the redistribution thereof to Persons who are not Affiliated with such Multex Subscriber, Reuter Subscriber or information distributor, provided, that in the event that any Research Agreement in respect of Reuter Research contains a provision (i) requesting that such Reuter Research is distributed or redistributed to a defined Person or group of Persons, or (ii) requesting that such Reuter Research is not distributed or redistributed to a defined Person or
                        ---
group of Persons, Multex shall, immediately following notice thereof from Reuters, ensure that such provision is complied with through selective permissioning of the Multex Technology and that such Reuter Research is or is not distributed or redistributed to such Person or Persons, as the case may be."

     4. Amendment of Section 5.1(c)(i) of the Agreement. Section 5.1(c)(i) of the Agreement is hereby amended by replacing it in its entirety with the following:

          "(i) for each Contract Month during the Term following such time that
(a) there exists on any calendar day at least [Confidential Portion Omitted] Persons contributing Reuter Research to Multex and (b) over any consecutive 5 calendar day period, [Confidential Portion Omitted] distinct Reuter Research reports are contributed to Multex, a royalty of [Confidential Portion Omitted] per Contract Month in respect of each Reuter Final Product Keystation authorized by Multex to operate at any time during such Contract Month; and"

     5. Amendment of Section 6.7(c) of the Agreement. Section 6.7(c) of the Agreement is hereby amended by replacing it in its entirety with the following:

          "(c) For the use of Multex's host system and operating environment, subject to the next sentence, Multex will charge Reuters a fee of [Confidential Portion Omitted] per year for each Reuter Subscriber client site server other than a Contributor Server, and a flat fee of [Confidential Portion Omitted] per year in exchange for the dedication of one-half of the time of the three shifts of Multex personnel responsible for central site operation support. The fees referred to in the preceding sentence will apply from and after such time as the first Reuter Subscriber client site server is installed, will be prorated for any fraction of a year, if applicable."

     6. Amendment of Section 9.1(b). Section 9.1(b) of the Agreement is hereby amended by replacing it in its entirety with the following:

          "(b) Indemnification by Multex. Subject to the terms and conditions of this Article, Multex hereby agrees to indemnify and hold the Reuter Group harmless from and against any and all Damages resulting from or arising out of:

               (i) any misrepresentation, breach of representation or warranty or non-fulfillment of any covenant or agreement on the part of Multex under the terms of this Agreement (subject to Section 8.2(c));

               (ii) the infringement (or alleged infringement) by the Multex Technology or any Multex Final Product of any Intellectual Property Right or other property or proprietary right of any third party; and

               (iii) any breach of Multex's obligations regarding distribution or non-distribution of Reuter Research as set forth in Section 3.4."

     7. Addition of Section 6.10. A new Section 6.10 is hereby added to the Agreement as follows:

          "6.10 Concerning Entitlement Reports and Readership Reports. Multex shall provide to Reuters during the Term Entitlement Reports and Readership Reports in accordance with the procedures set forth in the RBR Entitlement Reports Specification dated 30 May 1996 and the RBR Readership Statistics Specification dated 3 June 1996, respectively (copies of which are attached hereto as Annex 1 and Annex 2)." Reuters shall bear the cost of such reports, which cost will be negotiated in good faith by the parties hereto and shall not exceed [Confidential Portion Omitted] per individual report.

     8. Amendment of Section 9.3(b)(x). Section 9.3(b)(x) of the Agreement is hereby amended by replacing it in its entirety with the following:

          "(x) the foregoing shall not limit, restrict or impair any claim by one party against the other for indemnification relating to or arising out of a third-party claim pursuant to Section 9.1 other than any claims for breach of Multex's obligations of distribution or non-distribution as set forth in Section
3.4 which claims, whenever occurring aggregated with all other such claims of distribution or non-distribution shall be covered by and not exceed the $150,000 limitation of liability set forth above."

     9. Governing Law. This Amendment shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

                               AMENDMENT NO. 3 TO
                 SOFTWARE AND RECIPROCAL DATA LICENSE AGREEMENT

     AMENDMENT NO. 3 dated as of December __, 1997, to that certain Software and Reciprocal Data license Agreement (as amended, the "Agreement"), dated as of June 1, 1995, by and between REUTERS LIMITED, a company with its principal offices at 85 Fleet Street, London, England ("Reuters"), and MULTEX SYSTEMS, INC., a Delaware corporation with its principal offices at 33 Maiden Lane, New York, New York 10038 ("Multex").

     WHEREAS, the parties hereto have amended the Agreement by Amendment No. 1 dated as of September 1, 1996 and Amendment No. 2 dated as of November 14, 1996;

     WHEREAS, in accordance with Section 6.7 of the Agreement, Reuters has developed a new distribution system known as the Reuters Web as defined below capable of supplying Reuters Subscribers with the Multex Technology and Final Product;

     WHEREAS, on or about January 1, 1998, the parties hereto intend to cease using the Multex server-based distribution system for the transmission of the Multex Technology and Final Product to New Subscribers and to commence the migration of Existing Subscribers from the Multex server-based distribution system to the Reuters Web;

     WHEREAS, effective as of January 1, 1998, the parties hereto intend to discontinue the Multex Final Product Royalty and Reuters Final Product Royalty payments, and to amend the Multex Technology payments payable to Multex under the Agreement;

     WHEREAS, effective as of January 1, 1998, Multex intends to grant to Reuters a Global Bundle License as defined hereafter to grant to Reuters Subscribers worldwide access to a version of MultexNet, as defined below, which shall be available over the Reuters Web;

     WHEREAS, effective as of January 1, 1998, Multex and Reuters intend to agree that Reuters may sell Multex Research-On-Demand as defined below subject to the terms and conditions and sharing of revenue as provided herein;

     NOW, THEREFORE, in consideration for the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement shall have the meaning assigned to that term in the Agreement.

Each reference to "hereof", "hereunder", "herein", and "hereby" and each other similar reference and each reference to "this Agreement" and each similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby. Except as modified by this Amendment, all other terms and conditions of the Agreement continue in full force and effect.

2.   The following new definitions are added to Section l.l(a) as follows:

          "Earnings Estimate Data" means company earnings per share forecasted and supplied by Financial Institutions, and either reported as individual company earnings or aggregated on a regional or global basis.

          "Existing Subscriber" means any Person who shall have been a Reuters Subscriber prior to January 1, 1998 and continues to be a Reuters Subscriber after such date.

          "Global Bundle License" means the Prior License granted to Reuters and its affiliates under the Agreement, to receive, store, use, sell, market and distribute the Multex Research as part of the Final Product through the Multex Technology; (i) expanded to allow delivery via the Reuters Web; (ii) limited to [Confidential Portion Omitted] Reuters Subscribers as of December 31, 1998. In granting the foregoing License, Multex shall have to perform the following Services:

          (a) Collect Research on a worldwide basis and make part of the Final Product as defined in the Agreement as previously amended.

          (b)  Process and store said Multex Research on the Multex database.

          (c) Distribute said Research as part of the Final Product through the Multex Technology.

          "MultexNet" means the Multex service which provides access to the Multex Final Product or the Reuters Final Product as defined in the Agreement as previously amended.

          "Multex Research-On-Demand" means the Multex service which makes available for sale on a "pay per view" basis selected historical investment research, business, economic and financial news and related information contained in the Multex database.

          "New Subscriber" means any Person who becomes a Reuters Subscriber on or after January 1, 1998.

          "Prior License" means the Multex Technology License and the Multex Final Product License granted by Multex to Reuters under the Agreement.

          "Reuters Web" means the Reuters' service which provides access to the Multex Final Product or the Reuters Final Product as defined in the Agreement as previously amended.

          "Subscriber Site Server Fee" means the annual client site server fee of [Confidential Portion Omitted] per annum payable per Subscriber Site Server pursuant to Section 6.7(c) of the Agreement.

3. Subscriber Site Server Fees shall be payable with respect to any Existing Subscribers and/or new Subscribers who use the Multex Server-based distribution system.

4. It is Reuters' intention to migrate all Existing Subscribers from the Multex server-based distribution system to the Reuters Web commencing effective as of January l, 1998. The Subscriber Site Server Fees shall not be payable with respect to any Existing Subscriber from and after the date on which such Subscriber is migrated to the Reuters Web. Any Subscriber Site Server Fees that have been pre-paid for the period after migration shall be credited to Reuters.

5.   The annual support fee of [Confidential Portion Omitted] referenced in
     Section 6.7(c) of the Agreement shall continue to be payable by Reuters during the term.

6. References in the Agreement to "royalties" and "royalty payment obligations", are hereby deleted and are replaced with "payments" and "payment obligations" respectively, except as applicable to the revenue sharing with regard to Multex Research-On-Demand and fees for customization of the Multex Technology.

7. As inducement to Multex agreeing to amend this Agreement, it is hereby expressly agreed that as of December 31, 1997, Reuters waives all of its rights, interest and any claim it may now and forever have to offset sums of money against the Multex Technology Payment as set forth in Section 2.4(b)(x) and (y) of the Agreement, up to the maximum amount of [Confidential Portion Omitted].

8. As of January l, 1998, Multex hereby grants to Reuters and Reuters accepts the Global Bundle License in addition to the rights and licenses granted by Multex under Article II of the Agreement subject to the following conditions and limitations:

          (a) Reuters may only offer the Services provided pursuant to the Global Bundle License to paying or prospective Reuters Subscribers in conjunction with other Reuters' Services, and for Reuters own internal users.

          (b) Although the parties expect Reuters Subscribers as at December 31 1998 to be comprised of no more than ten thousand subscribers on the Buyside and the balance on the Sellside, it will not be a binding obligation upon Reuters to so limit the composition of Reuters Subscribers.

          (c) Multex shall be granted brand attribution as part of the license herein, such as acknowledgement to the Reuters Subscribers that the services are "Powered by Multex", the precise form of acknowledgement to be mutually agreed upon.

          (d) The Research incorporated with the Global Bundle License may not be distributed to the public Internet.

          (e) If a Reuters Subscriber using the Multex Technology requests customization of the Multex Technology, then (i) all such work shall be performed at the discretion of Multex, and, if so performed, shall be attributed directly to Multex. Reuters shall have no liability for the same; (ii) all fees and charges arising from such customization work shall be payable to Multex alone;
               (iii) Multex shall pay to Reuters within 45 days of the end of each calendar quarter during the Term an amount equal to [Confidential Portion Omitted] of Gross Revenue invoiced to the Subscribers requesting the customization of the Multex Technology. For the purposes of this section, Gross Revenue means all sums invoiced net of taxes in connection with the customization of the Multex Technology, and payments due under this section are subject to the record keeping and auditing provisions of section 11 (e) below.

9. Effective as of January 1, 1998, Article V of the Agreement (including but not limited to Amendment No. 2 dated November 14, 1996) is hereby amended by replacing it in its entirety with the following:

          5.1 Payments

          (a) MULTEX TECHNOLOGY PAYMENTS. In full consideration of the rights and licenses granted by Multex under Article II, Reuters hereby agrees to pay Multex a fee of [Confidential Portion Omitted], payable quarterly in advance, beginning January 1, 1998 in installments of [Confidential Portion Omitted] per quarter.

          (b) PAYMENT PROCEDURES. All payments required under this Agreement will be made to a party at its address for notices set forth in
               Section 10.3 or as otherwise directed by such party in writing. All payments shall be made in US Dollars.

          (c) Multex and Reuters agree to engage in good faith negotiations to agree to a new Multex Technology Payment for the balance of the term from January 1, 1999 to June 30, 1999. If the parties are unable to so agree on or before December 31, 1998, either party may terminate this Amendment by written notice to the other.

          5.2  Auditing.

          (a) Reuters will keep proper records during the Term supporting the aggregate Subscriber Site Server Fees due and owing to Multex (if any) hereunder. Such records shall be deemed the Confidential Information of Reuters and may not be used by Multex for any purpose other than verification of the amounts owed it hereunder.

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

          (b) Not more than once during each period of 12 consecutive months, Reuters (in such capacity, the "Audited party"), will upon the request of Multex (in such capacity, the "Auditing Party") permit independent auditors selected by the Auditing Party to make such investigation of the records referred to in subsection (a) as is deemed necessary by such auditors to verify and confirm the amount of Subscriber Site Server Fees required to be paid by the Audited Party (if any) pursuant hereto in respect of the period of 12 consecutive months preceding the date of such request. Such auditors shall, upon request of the Audited party, deliver a letter to the Audited party agreeing to abide by the restrictions set forth in Section 6.4 applicable to a Receiving Party."

10. The reference to "payment in accordance with Section 5.1(b) and 5.1(c)" is hereby deleted from Section 3.1 and 3.2 respectively. The references to Sections 5.1 (b) and 5.1 (c) contained in Section 3.5 are hereby deleted. The references in Section 9.3(b)(y) to Section 5.1(b) and 5.1(c) are hereby deleted. Section 6.2 of the Agreement is hereby deleted.

11. Commencing January 1, 1998 for the balance of the Term, Multex hereby grants to Reuters a non-exclusive, worldwide license to receive, store, use, sell, market and distribute Multex Research-On-Demand on its behalf. Reuters in its discretion shall have the right to exercise this license with respect to Multex Research On-Demand which consists of the Research Services set forth on Exhibit "A" annexed hereto in order to market and sell Multex Research On-Demand to Reuters Subscribers on the following terms and conditions:

          (a) Multex shall be solely responsible for (i) determining the pricing of the Multex Research-On Demand, (ii) billing and collecting all appropriate fees and charges from all Subscribers and (iii) remitting to Reuters its share of the revenue as set forth below. Multex may, from time to time, change its Suggested List Prices and/or terms as set forth in Exhibit "B" as annexed hereto and made a part hereof by notifying Reuters in writing of such changes and such revised List shall be incorporated herein by reference. If Reuters receives payment from a Reuters Subscriber, Reuters will promptly remit such payment to Multex along with a statement identifying the Subscriber and other pertinent information.

          (b) Reuters acknowledges that the marketing by Reuters of Multex Research-On-Demand to its Subscribers shall be subject to such restrictions, moratoria, and/or limitations which are now or may in the future be imposed by contributors to the Multex Research, including the right of contributors to discontinue providing and/or distributing the Multex Research. Multex shall promptly communicate such restrictions, moratoria and/or limitations to Reuters for its Subscribers. The essential purpose of this provision is to comply with the varied restrictions, moratoria, and/or limitations required by contributors of Research to Multex, and not to alter

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

               the content or availability of Research other content or availability of Multex Research-On-Demand.

          (c) Reuters acknowledges that Multex shall have the right to distribute and license the distribution of Multex Research-On-Demand to third parties in any manner whatsoever, and that nothing set forth herein shall restrict Multex from entering into any contract or arrangement with any third party (including, without limitation, any competitor of Reuters) in connection with Multex Research-On-Demand.

          (d) On or prior to the 45th day after the end of each calendar quarter during the Term (each a "Payment Date"), Multex shall (i) make payment to Reuters of an amount equal to [Confidential Portion Omitted] of the Gross Revenues invoiced by Multex from Subscribers who have retrieved research from Multex Research-On-Demand by means of Reuters Web and (ii) in the event of the termination of this Agreement, Reuters shall not be entitled to any further payments except to the extent such payments were earned through the date of termination. For purposes of this Section, "Gross Revenue" shall mean all sums invoiced to Subscribers in connection with Multex Research-On-Demand, net of all taxes paid or incurred by Multex in connection therewith.

          (e) Multex will keep proper records during the Term supporting the payments due and owing to Reuters (if any) hereunder. Such records shall be deemed the Confidential Information of Multex and may not be used by Reuters for any purpose other than the verification of the amounts owed it hereunder. Not more than once during each period of 12 consecutive months, Multex (in such capacity, the "Audited Party"), will upon the request of Reuters (in such capacity, the "Auditing Party" permit independent auditors selected by the Auditing Party to make such investigation of the records referred to above as is deemed necessary by such auditors to verify and confirm the amount of payments to be paid by the Audited Party (if any) pursuant hereto in respect of the period of 12 consecutive months preceding the date of such request. Such auditors shall upon request of the Audited Party, deliver a letter to the Audited Party agreeing to abide by the restrictions set forth in Section 6.4 applicable to a Receiving Party.

12. The parties agree to commence negotiations to finalize details on these further projects:

          (a)  Earnings Estimate Data
          (b)  Business Administration Site
          (c)  Redundancy Testing

     It is estimated that the fee payable by Reuters to Multex for all of the above will not exceed in the aggregate the sum of [Confidential Portion Omitted].

13. Multex represents and warrants that it has the full right to grant Reuters the foregoing licenses with respect to Multex Research-On-Demand and the Global Bundle License and hereby agrees to indemnify and hold harmless Reuters and its affiliates from any claim, loss and/or damage arising out of the inaccuracy of the foregoing representation and warranty.



IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

REUTERS LIMITED
By /s/ John Parcell
   -------------------------------
Name:  John Parcell
Title:  Executive Director


MULTEX SYSTEMS, INC.

By: /s/ P. Callaghan
    -------------------------------
Name:  P. Callaghan
Title:  CFO

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